EXHIBIT 10.26

NON-EXCLUSIVE REQUIREMENTS AGREEMENT

FOR THE PROVISION OF SERVICES FOR

PRESCHOOL STUDENTS WITH DISABILITIES

REQUIREMENTS AGREEMENT entered into this 1st day of July 2012, by and between the BOARD OF EDUCATION OF THE CITY SCHOOL DISTRICT OF THE CITY OF NEW YORK (hereinafter referred to as the "Board" or "BOE"), with principal offices located at 52 Chambers Street, New York, N.Y. 10007, and

Interactive Therapy Group
(NAME OF PROVIDER)

(hereinafter referred to as the "Provider"), with principal office located at:

19 West 21st St., Suite 701, New York, NY 10010
(FULL ADDRESS)

State Education Department
BEDS Code:	420411880007

Federal Taxpayer Identification No.:	16-1503758

Attachments: (Provider check all SED approved	NYCBOE School Code(s)[1]
Services that are applicable and enter the code)

☐	A. Special Classes or
Special Classes in Integrated Settings

☒	B. Special Education Itinerant Services (SEIT): C214___________________________

☐	C. Individual Evaluations

Total Estimated Annual cost of the Agreement to the Board is as follows: $950,000.00 dollars and no cents.

1 Incorporates by reference any additional BOE school codes pertaining to additional program sites as may be approved by SED during the Term, following the effective date of this Agreement.

Non Exclusive Requirements Agreement for the Provision of Services For Pre-k Students with Disabilities for the term July 1, 2012 through June 30, 2017.

WITNESSETH

WHEREAS, the Board is required by the Education Law of the State of New York to identify, evaluate and recommend free appropriate preschool special education services or programs for New York City resident preschool students with disabilities;and

WHEREAS, the Board is authorized by the Education Law of the State of New York to contract, subject to the approval of the Commissioner of Education of the State of New York, with private providers located within the State of New York that have been approved by the New York State Education Department to provide individual evaluations, preschool special education services or programs, and special education itinerant teacher services ("Services") for New York City resident students with disabilities; and

WHEREAS, the Board may be required by order of the Commissioner, the State Review Officer, an impartial hearing officer, or by the courts, to provide individual evaluations, preschool special education services or programs, and special education itinerant services for New York City resident students with disabilities; and

WHEREAS, the Provider has been approved by the New York State Education Department, subject to all applicable federal, State and local laws, and regulations, to provide one or more of the following services for preschool students with disabilities: 1) individual evaluations; 2) preschool special education services or programs; and/or 3) special education itinerant services, and

WHEREAS, by resolution adopted August 23, 1989 (calendar no. 18), the Board has authorized the Chancellor, to enter into agreements with providers that have been approved by the New York Education Department to provide the services described herein; and

WHEREAS, the Provider is ready, willing and able to provide the services described herein.

NOW, THEREFORE, the parties mutually agree as follows:

1. ESTIMATED ANNUAL COST OF AGREEMENT

The total estimated annual cost of the Agreement to the Board is as set forth on the first page of the Agreement.

2. TERM

(a) Term

The Term shall be from July 1, 2012, through June 30, 2017.

(b) Termination

(1)	In addition to the specific causes for termination set forth in Sections 6 and 10, the Board may elect to terminate the Agreement at the end of the first, second, third, or fourth year of the Term by sending a notice of termination to the Provider by registered mail as follows: no later than, May 1, 2013, for termination at the end of the first year of the term of the Agreement, May 1, 2014, for termination at the end of the second year of the term of the Agreement, May 1, 2015, for termination at the end of the third year of the term of the Agreement, and May 1, 2016 for termination at the end of the fourth year of the term of the Agreement. Prior to terminating the Agreement the Board shall refer all students placed with the Provider to the CPSE to consider termination of the current placement and recommendation of a new placement. Termination of this Agreement will not occur until new placements have been recommended for all students.

(2)	In the event that termination is based upon any of the specific causes or reasons set forth in Sections 6 or 10, the terms and conditions of those sections shall apply.

(3)	At the discretion of the Board, termination in accordance with subparagraphs (1) or (2) above may be limited to the provision of Services furnished in accordance with one or more of the Attachment(s) to the Agreement.

3.	SERVICES

(a)	The Agreement is a non-exclusive requirements agreement for the provision of Special Classes or Special Classes in Integrated Settings, and/or Special Education Itinerant Services ("SEIT") and/or Individual Evaluations (collectively referred to as "Services") provided by the Provider hereunder. The Provider shall furnish the Services described in the Attachment(s) annexed to the Agreement. All Services shall be provided in accordance with the terms of the Agreement and all applicable laws and regulations governing the provision of Services for students with disabilities. In addition, all bilingual special services or programs provided by the Provider must be provided in accordance with the Provider's SED approved Linguistic and Cultural Diversity Plan or approved bilingual program.

(b)	The Provider may commence the provision of Services for a student with a disability effective only on or after the date the Provider was approved to provide such Services to that student by the Board.

(c)	Unless further restricted under the terms of the Provider’s SED approval, Services shall be provided only on weekdays (Monday through Friday) and only between the hours of 8:00 AM through 6:00 PM. Exceptions that extend the day or time restrictions can be made only upon the express authorization of SED.

(d)	Services shall not be provided on national or New York State holidays as such terms are defined by applicable SED regulation and guidance documents.

(e)	SEIT services shall not be provided at any of the sites that are used by the Provider solely for administration; SEIT may be provided at the site of a non-SEIT program operated by Provider.

(f)	Providers shall maintain and produce upon request all records evidencing Board approval to provide Services for each student placed by the Board.

4.	PAYMENTS AND PAYMENT ADJUSTMENTS

(a)	Provider shall enter its calendar for the following school year into the Certified Monthly Roster by April 1 of the current school year or within ten (10) school days of the Board's posting of the following school year's calendar, whichever is later. The calendar will be used by the Board to determine whether students' first attend dates are within Provider's first and last dates of operation, among other purposes as stated within this Agreement.

(b)	Any adjustments made to current school year payments pursuant to this Section 4 and/or Section 10 shall be deemed to be additional to any other payment adjustments that are based on the agreement of both parties, including agreements to repay prior years' overpayments under the terms of an installment agreement.

(c)	As it is not the intention of the Board to interfere with the SED's rate setting process, it is understood that current year payments are subject to adjustment upon the certification of a reconciled, appealed or audited rate for a particular school year, whereupon the Board will reconcile payments for that year using the certified rate and either recoup funds or reimburse the Provider as appropriate.

(d)	Unless the failure to certify is the result of the Board's electronic invoicing system being out of service within three business days of the date(s) stated in Paragraph 4(i), below, in any case where Provider does not certify its Certified Monthly Roster ("CMR") by the date(s) stated in Paragraph 4(i), below, the Board, in addition to any other stated action, shall withhold payment for fifteen (15) calendar days from the date of CMR submission.

(e)	If it is determined by the Board that Provider failed to state accurately a student's or students' first and/or last attend date(s) on the CMR, and such failure caused the Board to make payment(s) to which the Provider was not entitled for more than two payment periods, the Board shall have the right to interest of nine (9) percent calculated upon the amount overpaid as a consequence of the first inaccurate CMR certification. Before the determination is finalized, Providers shall be advised by email and shall have fifteen (15) school days from the date of the notification to present records or other proof to the NPSP or other office as the Board directs, to address the disputed enrollment information. The Board shall have final authority to determine whether the CMR enrollment information submitted by Provider was accurate. Repeated submission of inaccurate enrollment information on the CMR may be grounds for a finding of material breach pursuant to Section 6. Notwithstanding whether the Board is entitled to interest pursuant to this paragraph, the Board shall have a right to recoup all overpayments.

(f)	SEIT Program Calculation of Payable Sessions

(1)	Provider shall be paid at the applicable session rate for the number of services mandated within a student's enrollment period notwithstanding the student or service provider's absence on scheduled service dates. Sessions shall be counted on the basis of a four-week month within each student's enrollment period, subject to paragraphs 4(f)(2)(a) and (b).

(2)	A student's SEIT enrollment period is calculated by the Board as follows.

a)	The student's SEIT enrollment start date, recommendation for frequency and duration of service determine the number of mandated sessions that will generate payment for the first week. If the student establishes enrollment on a Monday, Tuesday or Wednesday, the full number of mandated sessions for that week shall generate payment, notwithstanding the student's actual attendance after the enrollment start date.

b)	A student's SEIT enrollment end date, recommendation for frequency and duration of service determine the number of mandated sessions that will generate payment for the last week. If a student's enrollment period ends on a Wednesday, Thursday or Friday, the full number of sessions for that week will generate payment.

(3)	The Board's calculation of SEIT sessions will be reported to the SED for its consideration in the rate setting process.

(g)	Special Class Two- and Ten-Month Program Calculation of Payable Weeks.

Based on the school calendar submitted by the Provider, the Board shall establish the Providers' number of payable weeks consistent with New York State Regulations of the Commissioner section 175.6. The applicable tuition rate shall be converted to a weekly rate by dividing the applicable annual rate by the calculated number of payable weeks in the school calendar. That rate shall be applied to each student based on the student's period of enrollment.

(h)	Students Placed through Impartial Hearing Process

(1)       In order to facilitate payment for students who are placed in Provider’s approved program(s) by an Impartial Hearing Order, including an interim order in pendency, or any written agreement made during the Impartial Hearing process, and to be able to account for those students separately from those placed by the Board, if directed by the Board or the Order/written agreement to do so, the Provider will enter a first attend date for those students. At the discretion of the Board, Providers shall provide such additional information in the CMR as necessary to facilitate accountability for the students' entire period of enrollment and tuition payment. Failure to enter required information may delay payment.

(2)       The Board shall issue tuition payments to the Provider at the applicable rate per the Current Year Tuition Payments Section unless the Impartial Hearing Order specifically mandates a different rate. The Provider is strictly responsible for timely indicating on the CMR any change in the student's enrollment of which they become aware including, discharge, or formal notice of an Impartial Hearing Order terminating the Board's obligation to pay for the student, or notice that pendency has been withdrawn or the parent's withdrawal of the student from the Provider's program.

(3)       Providers will be required to certify that no other tuition payment for students who are the subject of this Paragraph 4(h) was/will be sought from the Board or from the student's parent for the same Service for the same period.

(i)	Current School Year Payments

I.	Two-Month Program

(1)	By July 21, the Provider shall submit electronically in a format specified by the Board a Certified Monthly Roster "CMR" identifying students approved and enrolled with the Provider between the beginning of the two-month period through July 15.

(2)	If, by July 21, the CMR above-referenced is submitted, then on August 1, for each student approved for the two-month program by July 1, the Board shall process a payment to the Provider for one hundred percent (100%) of the latest SED-set certified/interim rate for the two-month program unless that rate is more than two years old. If the latest SED-set certified/interim rate is more than two years old for reasons the Board determines are not attributable to the SED or other state agency based upon information provided by the Director of the New York State Education Department Rate Setting Unit ("RSU"), the Board's payments to the Provider shall be based on a "discounted rate," which will be eighty (80) percent of the latest school year's SED-set certified/interim rate. If the CMR above-referenced is not submitted by July 21, the August 1 payment may be withheld until the CMR is filed. Providers will be notified by email of the Board's decision to pay a discounted rate or withhold payments. However, such notice will not delay the Board's action.

II.	Ten-Month Program

(1)	In recognition that the SED may set prospective or interim rates for a current school after the school year has begun, unless the latest SED-set certified rate for Provider is more than two years old, the Board shall make payments in a current school year based on the latest SED-set certified rate for Provider until such time as the SED sets prospective or interim rates for the current school year, subject to the provisions of Paragraph 4(i)(ll)(3) and section 10, below. If the rate that is set is a prospective rate, the Board will make retroactive payment adjustments; however, if the rate is an interim rate, the adjustments will not be made retroactively.

(2)	If the Provider's latest SED-set certified rate is more than two years old for reasons the Board determines are not attributable to the SED or other state agency based upon information provided by the Director of the RSU, the Board's payments to the Provider shall be based on a "discounted rate," which will be eighty (80) percent of the latest school year's SED-set certified rate. Further, by November 30 of the current school year, if a Provider's prospective or interim rate for the current school year has not been established by the SED for reasons the Board determines are not attributable to the SED or other state agency based upon information provided by the Director of the RSU, payments made by the Board after that date will be discounted an additional five (5) percent. Providers will be notified by email of the Board's decision to pay a discounted rate. However, such written notice will not delay the Board's action. In the event that the SED sets a prospective or interim rate for the current school year after November 30, effective from the date the rate is set, the Board will pay that rate until the end of the school year. If the rate that is set is a prospective rate, the Board will make retroactive payment adjustments; however, if the rate is an interim rate, the adjustments will not be made retroactively.

(3)	For Providers whose current year payment rate has not already been discounted pursuant to section (4)(c)(ll)(3) by November 30 of the current school year, if a Provider's prospective or interim rate for the current school year has not been established by the SED for reasons the Board determines are not attributable to the SED or other state agency based upon information provided by the Director of the RSU, payments made by the Board after that date will be based on a "discounted rate," which will be eighty (80) percent of the latest school year's SED-set certified/interim rate. In the event that the SED sets a prospective or interim rate for the current school year after November 30, effective from the date the rate is set, the Board will pay that rate until the end of the school year. If the rate that is set is a prospective rate, the Board will make retroactive payment adjustments; however, if the rate is an interim rate, the adjustments will not be made retroactively. Providers will be notified by email of the Board’s decision to pay a discounted rate. However, such notice will not delay the Board's action.

(4)	On September 16 of each school year, the Board shall process an initial payment to the Provider based on the number of payable weeks in September and October as applied to the total number of ten-month program students approved as of August 15, subject to any adjustment made pursuant to this section 4. Thereafter, the Board is obligated to process payments to the Provider in a current school year for the provision of Services only for approved students during their established period of enrollment, as reported on the CMR, and in accordance with the terms and conditions of the Agreement.

(5)	The first CMR of the school year is due on the second Wednesday in October and shall reflect students' enrollment start and end dates (if applicable) in September through the first Wednesday in October. Thereafter, a CMR is due on the tenth (10th ) day of each month through June 10 to reflect students' enrollment status within the preceding months. The final CMR, which covers the entire preceding school year, is due no later than August 15.

(6)	After the initial payment referred to in Paragraph 4(i) (11) (4), above, student enrollment information reported in a timely submitted CMR will be reflected in the Provider's next payment which will be processed by the Board no later than the tenth (1Oth) day of the month following the Provider's submission of the CMR, subject to the provisions for filing a final CMR as stated in Paragraph 4(d). The payment made by the Board in June shall reflect an amount equal to seventy-five percent of the applicable payment rate multiplied by the number of students enrolled by the end of April. The final payment will reflect the students enrolled in May and June and will be made in accordance with the procedures applicable to ten month programs as set forth in section 4(d).

(7)	Nothing stated in this Section 4 shall preclude the Board from exercising its right to suspend or discount payments under circumstances described in Section 10.

(8)	Payments made pursuant to this Agreement, shall in all cases be made without prejudice to the Board's rights to recoup or demand repayment of sums paid by the Board in excess of the amounts subsequently determined by the Board to be due and owing to the Provider as a result of certification of tuition rates by SED; adjustment of enrollment by the Board pursuant to section (4) (k) or Section 15; and/or in accordance with the terms and conditions of this Agreement.

(j)	Current School Year Payment Adjustments

(1)	General Provisions

(a)	NPSP's obligation to adjust payments pursuant to this section is subject to the Provider's submission of the CMR. Payment will be delayed for fifteen (15) calendar days if the CMR is not filed timely.

(b)	During the current school year, the Board will compare student information reported in the CMR with data reflecting students' authorization to attend the Provider's school and approval of a one-to-one aide, if applicable. In the case of a discrepancy pertaining to a student's authorization to attend and/or one-to-one aide services, the Board will first attempt to resolve the discrepancy internally. If the discrepancy cannot be resolved internally, Providers will be advised of the discrepancy by email and will have fifteen (15) school days from the date of the notification to present records or other proof to the CBST or other office as the Board directs, to address the discrepancy. If records are not submitted within the fifteen (15) day period, the NPSP will discontinue payments and recoup sums paid for that student. If, after the fifteen day period, the Provider produces proof of authorization, which is accepted by the Board, the Board will restore payments for that student and adjust payments accordingly.

(c)	Any adjustments due to the parties under the terms of the Agreement that are not processed by the NPSP prior to the termination of the Agreement shall remain an obligation that survives the Agreement.

(2)	Types of Adjustments

(a)	The Board may adjust payments during the school year to reflect:

(i)	Student enrollment start and enrollment end.
(ii)	A change in a student's approval status.
(iii)	A change made by the SED to the Provider's tuition rate.
(iv)	Provider's failure to comply with the terms of Section 10.
(v)	Computational errors.

(k)	Post Two-Month and Ten-Month Program Student Register Adjustment.
(1)	The Provider shall have no opportunity to amend a Final CMR after it has been submitted to the Board.
(2)	FTEs reported in Provider's CMR submitted pursuant to Paragraph 4(i)(ll)(5) shall be used by the Board to populate Provider's SEDCAR pursuant to Section 34, below.
(3)	The Board shall share information in the Two-Month and Ten-Month Final Reconciliation Reports with the NYSED Rate Setting Unit.

I.	Two-Month Program

(1)	On or before September 15, Provider will submit electronically and by a certified hardcopy in the format provided by NPSP a Final Two-Month CMR identifying students enrolled in the two-month program and one-to-one aide start and end dates.

(2)	If the Provider does not submit a Final Two-Month Program CMR by September 15, and the Board's system for such submissions was available on that date, the Board shall withhold five (5) percent of the payments due as the first payment for the ten-month program until such time as the Final Two-Month Program CMR is filed. Providers will be notified by email of the Board's decision to withhold payment. However, such written notice will not delay the Board's action.

(3)	Upon Provider's timely submission of the Final Two-Month Program CMR, the Board shall determine whether discrepancies exist pertaining to a student's authorization to attend and/or receive one-to-one aide services.

(4)	If no discrepancy is identified by the Board pursuant to Paragraph 4(k)(l)(3) pertaining to a student's authorization to attend and/or receive one-to-one aide services, the Board shall process payment for the two-month program, less any applicable adjustments, by October 30, and shall post a Final Two-Month Payment Reconciliation Report.

(5)	If any discrepancy pertaining to a student's authorization to attend and/or receive one-to-one aide services is identified by the Board pursuant to Paragraph 4(k)(l)(3), the Board shall first attempt to resolve the discrepancy internally. If the discrepancy cannot be resolved internally, Providers will be advised of the discrepancy by email and will have fifteen (15) school days from the date that notice to present records or other proof to the CBST or other office as the Board directs to address the discrepancy. If records are not submitted within the fifteen (15) day period or the discrepancy is resolved in the Board's favor, the Board will recoup funds paid in error, if any. If the discrepancy is resolved in the Provider's favor and that resolution requires the Board to make a payment to Provider, such payment shall be processed. Upon either resolution, the Board shall post a Final Two-Month Payment Reconciliation Report. The payment process between the NPSP and the Provider shall be deemed final and closed for that school year, except as provided in paragraph 4(1).

(6)	With respect to any amounts due the Board under this subparagraph, the Board may elect to (a) recoup said amounts received in excess from any payments due the Provider from the Board for the Provider's ten-month program; or (b) require repayment to the Board of any amounts received in excess. The Board shall duly consider information submitted by the Provider pertinent to the Board's election. However, the determination of the final repayment method is within the sole discretion of the Board. With respect to any amounts due the Provider under this subparagraph, such amounts shall be reflected in the Provider's next regularly scheduled payment.

(7)	In no event shall the Board process payments to a Provider for students and/or one-to-one aides that cannot be entered into the SED's System to Track and Account for Children ("STAC") due to the Provider's failure to timely report the student's enrollment.

II.	Ten-Month Program

(1)	As long as the CMR due by June 10 was filed timely, nothing stated in this Section will delay the Board's release to the Provider of the scheduled seventy-five (75) percent payment made in June. Nonetheless, the Board will not release the remaining twenty-five (25) percent until the Provider submits a Final Ten-Month Program CMR by August 15 in conformity with the below requirements.

(2)	By July 10 following the close of the prior school year, based on information submitted in the CMRs and payment data, the NPSP will furnish to the Provider on a designated website a register detailing student-specific payment summaries for Services and one-to-one aide services provided from September through May of the prior school year.

(3)	On or before August 1, Provider will submit electronically and by a certified hardcopy in the format provided by NPSP a Final Ten-Month Program CMR identifying students enrolled in the ten-month program and one-to-one aide start and end dates from September through June. No other submission relative to student enrollment or one-to-one aide service periods will be accepted for payment after August 1 except as provided in Paragraph 4(k)(ll)(6) below.

(4)	Upon Provider's timely submission of the Final Ten-Month Program CMR, the Board shall determine whether discrepancies exist pertaining to a student's authorization to attend and/or receive one-to-one aide services.

(5)	If no discrepancy is identified by the Board pursuant to Paragraph 4(k)(ll)(4) pertaining to a student's authorization to attend and/or receive one-to-one aide services, the Board shall process payment due to the Provider, less any applicable adjustments, by September 15 and shall post a Final Ten-Month Payment Reconciliation Report.

(6)	If any discrepancy pertaining to a student's authorization to attend and/or receive one-to-one aide services is identified by the Board pursuant to Paragraph 4(k)(ll)(4), the Board shall first attempt to resolve the discrepancy internally. If the discrepancy cannot be resolved internally, Providers will be advised of the discrepancy by email and will have fifteen (15) school days from the date that notice to present records or other proof to the CBST or other office as the Board directs to address the discrepancy. If records are not submitted within the fifteen (15) day period or the discrepancy is resolved in the Board's favor, the Board will recoup funds paid in error, if any.If the discrepancy is resolved in the Provider’s favor and that resolution requires the Board to make a payment to Provider, such payment shall be processed. Upon either resolution, the Board shall post a Final Ten-Month Payment Reconciliation Report by September 30. The payment process between the NPSP and the Provider shall be deemed final and closed for that school year, except as provided in paragraph 4(L).

(7)	With respect to any amounts due the Board under this subparagraph, the Board may elect to (a) recoup said amounts received in excess from any payments due the Provider from the Board; or (b) require repayment to the Board of any amounts received in excess. The Board shall duly consider information submitted by the Provider pertinent to the Board's election. However, the determination of the final repayment method is within the sole discretion of the Board. With respect to any amounts due the Provider under this subparagraph, such amounts shall be reflected in the Provider's next regularly scheduled payment.

(8)	In no event shall the Board process payments to a Provider for students and/or one-to-one aides that cannot be entered into the SED's System to Track and Account for Children ("STAC") due to the Provider's failure to timely report the student's enrollment.

(I)	Changes in the Two-Month and Ten-Month Program Tuition Rate for Services

(1)	All amounts paid by the Board for Services shall be subject to post-school year upward or downward adjustment, following establishment by SED of a certified tuition rate for the applicable school year.

(2)	Where the tuition rate is decreased and the NPSP intends to recover amounts paid in excess of the previous rate, unless the NPSP's notice of the decrease is based upon information received from the Provider, the NPSP shall notify the Provider by email at least fourteen (14) school days prior that a recoupment will be made. The Board may consider information submitted by the Provider pertinent to the Board's election of the method of recoupment. However, the determination of the final repayment method is within the sole discretion of the Board.

(3)	Where the tuition rate is increased, the payment procedures shall be adjusted to reflect the new rate within thirty (30) days of the NPSP's receipt of notification by SED of the rate change and the effective date of such rate change. In addition, the Provider may inform the NPSP in writing of any SED rate changes.

(m)	Payment of Add-On Rates for One-to-One Aides for the Two-Month and Ten-Month Programs

(1)	The Board will pay for one-to-one aides on the basis of Regional Rates set by SED annually. The one-to-one aide add-on rate for a current school will be paid upon the SED's establishment of that rate. If the rate is set after the school year has begun, the Board shall make payments retroactively where applicable.

(2)	Payments for one-to-one aides will be based on each aide's beginning and end date of service. The one-to-one aides' service periods for each student recommended for a one-to-one aide and other identifying information, including the name and Social Security Number, must be reported on the CMR and certified each month separately from the students' enrollment.

(3)	If, within a one-to-one aide's service period the one-to-one aide is absent for no more than five consecutive school days and a substitute aide performs the absent aide's duties until the absent aide returns, the Provider shall not be required to enter the substitute aide's service. However, if the one-to-one aide is absent for six consecutive school days or more, the service period for that aide must be ended. If a substitute aide is assigned, that aide's start and end dates must be reported in the CMR.

(4)	The Provider must maintain for all one-to-one aides, including those that provide substitute coverage, records evidencing service for the assigned student on each date of service.

(5)	Where the one-to-one aide services are provided for a period less than one school year, any amounts to be processed for payment shall be prorated.

(6)	Any adjustments to information provided in the CMR relating to one-to-one aides are subject to the provisions of Section 4(k).

(n)	Payments by the Department of Health

In the event that the SDOH, or any public or private agency, pays tuition or makes any other payment to the Provider for the provision of the services specified in a student's IEP, other than payments in accordance with 5(b)(2), such amount shall be reimbursed to the Board in accordance with the procedures described herein above. However, such shall not constitute an adjustment of the tuition rate established by the Commissioner. The Provider shall give immediate written notice of its receipt of such payments to the NPSP.

5.	MEDICAID and RECORDS MAINTENANCE

(a)	As used in this Section 5, the term "clinician" refers to appropriately licensed individuals providing Medicaid-eligible services either as an employee or consultant/contractor of the Provider.

(b)	The Provider shall report all special services and programs and/or individual evaluations that are paid by or reimbursable through Medicaid funds (hereinafter referred to as "special services") in a manner and format that is approved and may be supplied by the Board. Providers shall comply with all rules governing program exclusions as defined under applicable Medicaid regulations.

(c)	The Board shall issue instructions by email, as warranted, to assist Provider in complying with this Section. Such instructions shall include, as relevant, links to sites that contain templates, definitions and explanations of terms used herein (for example, Current Procedural Terminology ["CPT"] codes associated with the provision of special services as stated in paragraph 5(d)(2)(B)(vii)).

(d)	SDOH Forms

(1)	The Provider shall, upon executing this Agreement, also execute the attached "Provider Agreement and Statement of Reassignment."

(See Appendix B) Both forms can also be found online at: http://www.oms.nysed.gov/medicaid/resources/

(2)	Except as otherwise stated immediately below in paragraph 5(c)(3), the provisions of paragraph 5(b)(1) shall not apply where the Provider, pursuant to Article 28 of the New York State Public Health Law, is a Medicaid provider that is authorized to submit claims for payment for the provision of special services, provided pursuant to the Agreement, directly to SDOH.

(3)	Notwithstanding the provisions of 5(c)(2), if with respect to billing for special services, an amendment to Article 28 of the Public Health Law or any other applicable law or regulation shall be adopted, or a revision to the policy of SDOH shall be implemented, such that the Board, rather than the Provider, shall be charged with the primary responsibility for direct billing for the provision of such special services, the Provider, upon receipt of written notice from the Board of such amendment or revision, shall hereafter fully comply with the provisions of paragraph 5(c)(1).

(e)	Service Record Collection and Transmission

(1)	Provider understands that the specific obligations stated in this Section are subject to change upon written notice to Provider in the event that federal and/or state regulations and requirements change. Provider agrees to comply with those changes in a manner directed by the Board.

(2)	Data Collection: Provider shall collect and maintain the following in either an automated or hardcopy format. All records shall be maintained in an organized manner and shall be made readily available upon request.

(A)	Providers shall maintain summary records of clinicians who provide special services in connection with the Services covered by this Agreement. That database shall include the following information for each clinician.

(i)	Name, with separate fields for first and last name
(ii)	National Provider Identification ("NPI") number
(iii)	Full nine digit NYS license number
(iv)	Whether the NYS license is active
(v)	NYS license registration expiration date
(vi)	For physical therapists only, whether the physical therapist's training program and certificate is accredited by the Commission on Accreditation in Physical Therapy Education
(vii)	In any case where the identified staff/consultant provides special services under the direction of a licensed clinician, Provider shall so indicate and identify the name of the supervising clinician. Provider shall complete all relevant fields for that supervising clinician pursuant to paragraph 5(c)(2).

(B)	Provider's clinicians who provide special services in connection with the Services covered by this Agreement shall, for each service session provided, document the services that have been provided as close to the conclusion of the session as practicable. Such documentation shall include the following.

(i)	The name of the student
(ii)	The date of the session
(iii)	The type of special service provided (for example, occupational therapy)
(iv)	The clinician's name, license number and NPI number
(v)	The start and end time in hours and minutes
(vi)	The setting for the service (for example, classroom, therapy room, hallway)
(vii)	The CPT code associated with any procedures/service(s) performed during the session for eight minutes or more
(viii)	Whether the session was provided as a group or an individual session
(ix)	If the session was provided as a group session, the actual number of participants at that session
(x)	Session notes, that is, notes describing what was done and what progress was made during the encounter
(xi)	The signature of the clinician providing the special service. In instances where the service provider is required to be under the direction of a licensed clinician for Medicaid claiming purposes, Medicaid requirements must be followed and the session notes must also be signed by that supervising clinician. If Provider uses an electronic system to capture such information and that system allows an electronic signature, that system can be used for the creation of session notes.

(f)       In each school year, unless otherwise directed by the Board, within ten (10) school days of the Board making Parental Consent Letters available, and as new students are enrolled, Provider shall distribute the Parental Consent Letters, track their return and provide relevant information to the Board in a manner specified by the Board. If a Parental Consent Letter is not returned, Provider must send the parent a follow-up letter, the content of which will be supplied by the Board. Provider will be required to provide electronic or hardcopy data as directed by the Board indicating which students are associated with a signed Parental Consent Letter permitting the Board to use Medicaid to pay for IEP services and to disclose information about their child's services for billing Medicaid.

(g)       Provider shall, if so directed by the Board, distribute Board-provided prescriptions/orders/authorizations/referrals for service documents (collectively referred to as "service documents') to students' parents and track their return and provide relevant information to the Board in a manner specified by the Board. If service document is not returned, Provider must send the parent a follow-up letter, the content of which will be supplied by the Board. Provider will be required to provide electronic or hardcopy data as directed by the Board indicating which students are associated with a signed service document.

(h)       The Board reserves the right to require all Provider personnel who are "relevant employees" as defined by NYSED to participate in training delivered by the Board in compliance with New York Code of Rules and Regulations Part 521 and to certify receipt of training.

(i)       Provider shall ensure that all clinicians are properly licensed in New York State, have valid NPI numbers and, upon hire, do not appear on any lists of providers who are unable to bill Medicaid, that is Exclusion Lists. The Board shall have the right to regularly screen Provider staff against Exclusion Lists. In the event the Board notifies Provider that, upon the Boards inquiry, it appears that a clinician engaged by the Provider is identified on an Exclusion List, Provider will confirm the identity of the clinician, determine the cause of the exclusion, and report these finding to the Board.

(j)       All Provider officers, administrators, members of the Board of Directors, classroom staff and all employees and consultants who provide related services and their supervisors are to familiarize themselves with and adhere to the Board's Medicaid Compliance Plan, accessible on the Board's website, including provisions related to reporting irregularities or instances of non-compliance.

(k)      Provider will accurately record and maintain the following documentation in accordance with federal, state and/or local clinical documentation guidelines for each applicable profession, in a readily available manner and place, for purposes of on-site fiscal audit and/or contract compliance review of the Provider by the Board, the SDOH, SED and/or other New York State or federal agency authorized to audit, investigate and/or monitor Medicaid claims, relative to special services and programs paid by or reimbursed through Medicaid: {A) the name, social security number, copy of license, credentials, and the actual therapeutic weekly service schedule, of each provider of special services and programs; {B) if applicable, records supporting provision of any related service under the direction of a licensed therapist; (C) copies of the students' IEPs; evaluation reports; current prescriptions/orders/authorizations/referrals for service, as provided by the CPSE or the student's physician or other licensed prescribing professional in the course of the provision of any special services and programs establishing the medical necessity for the provision of such related service(s); and, any other CPSE-generated record related to the Provider's provision of special services and programs for those students; {D) all provider notes documenting the date, time, actual duration and group size of the provision of any special services provided by the Provider, and a description of what was done and the progress made, and any other record pertaining to the delivery of the service; (E) date the child received an evaluation (F) documentation that each service session was verified as delivered by the dated signature of the service provider; (G) copy of the student's IEP; (H) copies of all progress reports required by Section 16 of this Agreement for each service provided; (I) proofs of completion of all mandated SSHSP Medicaid Compliance training for all applicable periods; and, (J) copies of all relevant professional credentials including but not limited to licenses, registrations and certifications.

(I)       Provider understands that all documents, records and data referred to in this Section must accurately reflect reported conditions and that the creation and/or submission of false or misleading documents, records and/or data may be deemed a material breach of this agreement and may result in further civil action or referral to an investigative or law enforcement agency.

(m)      The submission of electronic data does not relieve the Provider of its obligation to maintain in hardcopy the supporting records identified in this Agreement

(n)       The Provider shall retain all documents required by this section in accordance with Section 12 of the agreement.

(o)       Nothing stated herein shall impair, infringe or impede the Providers' obligation to maintain and retain all records documenting the provision of Services to students under the terms of this Agreement. The obligations stated in this Section 5 pertain to all students for whom Services are provided under the terms of this Agreement, notwithstanding any student's Medicaid eligibility status.

(p)       Quality Assurance Review

Provider may request that the SDOH conduct a Quality Assurance Review of the Provider's records, in order to ensure the accuracy of the information that it provides to the Board with respect to the provision of special services or programs that are paid by or through Medicaid. The Board shall assist the Provider in the making of such a request. If the SDOH so requests, the Board will provide the SDOH with assistance relevant to this subparagraph. The Provider shall fully comply and cooperate with any Quality Assurance Review that is conducted by the SDOH.

(q)       Liability

If, as a result of the Provider's willful or negligent failure to comply with the requirements of this section, the Board, following an audit by the SDOH, is required to refund or forgo the receipt of any funds, or suffers any loss of funding that would be otherwise due the Board in its capacity as a Medicaid Provider, the Board shall, upon written notice given thirty (30) calendar days in advance, and upon an opportunity to be heard, begin to recoup such refund or loss that can be proportionately attributable to the Provider's failure to comply with this Section from any payments due to the Provider under the terms of the Agreement. The Provider's liability in this regard, and the Board's right to recoup such funds, shall survive the termination of the Agreement provided that the Board has furnished the Provider with notice no later than ninety (90) calendar days after receiving notice of the loss of such funding.

6.	TERMINATION OF AGREEMENT

(a)	Specific Cause for Termination

(1)	In all instances except those specified in paragraph 10(a)(3), the Board shall give notice to the Provider if the Board shall determine that the Provider has materially defaulted in the performance of any of its programmatic, and/or operational, and/or fiscal obligations hereunder. A material default of fiscal obligations under this agreement shall include, but not be limited to, the Provider's failure to maintain financial records in accordance with law, regulation and/or NYSED guidance and/or Provider's submission of a CFR and/or documentation requested by NYSED that is materially false, misleading and/or inaccurate.

(2)	Upon notice to Provider that the Board is invoking its rights under Paragraph 6, the Board may elect to suspend payments or apply a percentage of discount to current year payments, at the Board’s discretion. The Provider will have thirty (30) calendar days in which to reply to such notice. Within the said thirty (30) calendar days, representatives of the Provider and the Board shall meet to review said determination. If after such review, or if the Provider fails to timely reply, and the determination of the Board remains that the Provider has materially defaulted in the performance of any of its obligations hereunder, the Board shall immediately refer the student(s) placed with the Provider to the CPSE for a decision to terminate the placement. Termination of this Agreement shall be effective as of the date of the CPSE recommendation(s) to terminate the student(s') placement(s).

(3)	Notwithstanding anything to the contrary stated in the Agreement, in the event that: (A) appropriate governmental authorities, upon inspection of the Provider's offices(s) or facilities wherein any services are provided pursuant to the Agreement, determine that there are violations of applicable building codes or other governmental laws, regulations or ordinances which constitute(s) an imminent hazard to the health and safety of the student(s); or (B) the Provider, or any of its staff takes or fails to take any action(s), which constitute(s) an imminent hazard to the health or safety of the students, the Board may suspend payments immediately and terminate the Agreement upon two (2) calendar days’ notice to the Provider. The Provider will immediately refer students to the CPSE for appropriate alternative placement recommendations. Such termination shall be effective as of the date specified in the notice.

(4)	Notwithstanding anything to the contrary stated in the Agreement, in the event the Provider shall be unable or unwilling to comply with federal, State, or local laws and/or regulations applicable to students with disabilities enrolled in approved programs, the Provider shall immediately notify the Board and the Commissioner of this fact. Upon the receipt of such notice, payments will be suspended and all enrolled students shall be immediately referred to the CPSE for termination of services by the Provider and recommendation for services by another provider. This Agreement shall be terminated upon the CPSE's termination of the student(s') placement(s) with the Provider

(5)	In the event that the Commissioner withdraws approval or conditional approval for the Provider to provide Services for students with disabilities, the Agreement shall be deemed to have terminated as of the effective date of such withdrawal of approval.

(6)	Notwithstanding anything to the contrary in this document, if the Provider fails to submit required documentation to the SED after several documented requests from SED, which failure prevents SED from setting a rate for that Provider for a period of three consecutive years or more, the Board may terminate this Agreement upon 30 days’ notice of termination. Such termination shall be governed by the procedures set forth at Paragraph 6 (a) (4), above.

(b)	General Provisions

(1)	In the event that the Agreement is terminated for any of the reasons stated in this section 6 or by operation of law, (A) the Provider shall be entitled to payment at the current year rate only up to the date of the notice of termination referenced in Paragraph 6(a), above. Thereafter, if the Board has elected to discount payments those payments will be made for Services rendered only until the effective date of termination; (B) the Provider shall return to the Board any advance payment(s) received for the portion of the school year subsequent to the effective date of termination; (C) the Provider shall return to the Board any other overpayments that are due under the terms of the Agreement; (D) if the Provider is owed money by the Board, the funds owed will be released only upon the Provider's submission to the SED and the Board the CFR with attachments for the current school year and any and all financial reports, including CFRs, that are outstanding for prior years.

(2)	A notice of termination may be limited to the provision of Services furnished in accordance with one or more of the Attachment(s) to the Agreement.

(3)	Prior to terminating the Agreement the Board shall refer all students placed with the Provider to the CPSE to consider termination of the current placement and recommendation of a new placement. Termination of this Agreement will not occur until new placements have been recommended for all students.

(4)	If it is finally determined in any legal proceeding(s) that any approved student was properly provided Services by the Provider beyond particular termination date, the Board shall notify the Commissioner of the continuance of said student(s) in program and the Board shall process payment to Provider for said period, as provided by the Agreement.

(5)	Copies of the notices described in this Section 6 shall be simultaneously sent to the Commissioner.

(6)	All notices of termination shall be sent by certified mail, return receipt requested.

(7)	It is agreed that the Board and the Provider retain all their rights at law and in equity in the event of a material breach of the Agreement by the other party.

(c)	Provider's Cessation of Operations

(1)	In the event that the Provider intends to cease operation of any or all programs or services at any site, the Provider shall give notice of such intention to the Board and SED, as stipulated in Section 200.7(e) of the Commissioner's Regulations, and to the Office of Pupil Transportation ("OPT") not less than ninety (90) days prior to the intended effective date of such action. The Provider shall include a copy of the most recent CMR with such notice. Upon cessation the Agreement, or in the case of a partial cessation of some programs or services then that portion of the Agreement, shall be deemed to have terminated in accordance with Section 6(a), above.

(2)	No later than ninety (90) days prior to the effective date of the cessation of operations, the Provider shall comply with all the Regulations of the Commissioner regarding inventories, equipment, books and supplies. All inventoried items shall thereafter be transferred in the manner determined by the SED and the Board. Failure to comply with this subparagraph shall entitle the Board to suspend any payments due the Provider.

(3)	The Provider hereby certifies that promptly following cessation of operations, and in no event later than sixty (60) calendar days following the later of cessation of operations or the receipt of a final student register from NPSP, a final CFR will be submitted to the SED and to the Office of Auditor General consistent with the terms of Section 10 and that no assets of the corporation will be transferred, nor will the corporation be dissolved, prior to the filing of the final CFR and settlement of final claims with the Board. If the Provider is owed money by the Board at the time of the cessation of operations, the funds owed will be released only upon the Provider's submission to the SED and the Board the CFR with attachments for the current school year and any and all financial reports, including CFRs that are outstanding for prior years. In the case of a sole proprietorship or a proprietary corporation, the Provider's owner(s) shall be personally liable, to the extent permitted by law, for any disallowance of State or Federal funds incurred by the Board as a result of a non-submittal of the CFR or any adjustments based upon SED's issuance of a reconciliation rate, if the assets are transferred or the corporation is dissolved prior to the settlement of final claims with the Board. The obligation of personal liability, if any, shall survive the Provider's cessation of operations and the termination of the Agreement. In the event that the Board incurs any disallowance of State or Federal funds as a result of a non-submittal of the CFR or any adjustments by a not-for-profit Provider, the Board shall notify the New York State Attorney General Office of Charities Regulation that a lien against transfer of any assets or dissolution of the corporation should attach pending settlement of the claims of the Board.

7.	INSURANCE INDEMNIFICATION

(a)	The following terms, conditions and specifications shall prescribe and govern the Provider's obligations with respect to insurance for all general and particular intents and purposes under the Agreement.

(1)	The Provider shall obtain all required insurance coverage from insurers possessing an AM BEST rating of at least A-7 or a Standard & Poor's rating of at least AA.

(2)	On or before the date of the Provider's execution of this Agreement, the Provider shall submit to the Board evidence of the insurance specified herein' together with all supporting documentation to the attention of NPSP reasonably deemed necessary by the Chancellor or his/her designee(s). The Provider shall transmit certificates of insurance to the NPSP or at the request of NPSP copies of the insurance policies. The Board's receipt of such policies and certificates shall be a condition precedent to any payment by the Board to the Provider under this Agreement. Furthermore, the Provider shall transmit an informational copy of this Agreement to its insurance carrier(s) together with a cover letter(s)-the cover letter(s) shall identify the Provider's insurance policy(ies) and/or account number(s)-that alerts and informs the carrier(s) of the existence of this Agreement and the particular insurance provisions contained herein.

(3)	The Provider shall arrange with its carrier(s) to have the Board and the City of New York each appear as an additional insured party on its commercial general liability and umbrella policies and certificates of insurance shall indicate the additional insured status for all required coverage. The Board shall be a certificate holder for all other policies.

(4)	The Provider shall not obtain or use any insurance policy(ies) or contract(s) for purposes of this Agreement that contains any endorsement exclusions relating to the additional insured's negligence, relating to the maintenance, use and operation of the additional insured's realty or personalty, or relating to any other activities by the additional insured that arise from, or in the context of, this Agreement.

(5)	The Provider shall maintain the hereinafter-prescribed levels of insurance coverage throughout the Term of this Agreement (including, but not limited to, original, additional, renewal and extension periods):

(A)	Commercial general liability insurance coverage on an occurrence basis, for bodily injury (including, but not limited to death, sickness, disease, impairment and corporal punishment), property damage and personal injury, caused directly or indirectly by any negligent act(s) of commission or omission of the Provider and/or the Provider's agents, servants, employees, owners (including, without limitation, parent and over-parent entities), partners (including, without limitation, general, limited, silent and apparent partners), directors, officers, elected or appointed officials, members, subProviders, subProvider employees, volunteers, invitees, licensees, designees, assigns or any other representatives. The liability limit under this commercial general liability insurance coverage shall be in an amount not less than Two Million Dollars ($2,000,000.00) per occurrence. If more than one premises is insured under Provider's policy any aggregate limit shall apply separately to each of Provider's insured premises, however, deviations from the aggregate coverage may be considered by the Board on a case-by-case basis for Providers with a large number of sites.

(B)	School Board or School Leaders errors or omissions, or Directors and Officers liability insurance or its equivalent in an amount not less than One Million Dollars ($1,000,000.00).

(C)	Worker’s Compensation Insurance with the statutory benefits and Employers Liability as required in the State of New York. If outside New York, Employers Liability insurance with coverage of not less than One Million Dollars ($1,000,000.00).

(6)	Provider shall require independent contractor medical professional to maintain professional malpractice liability insurance coverage in an amount not less than One Million Dollars ($1,000,000.00) each claim and aggregate for any injury or damage that is in any way connected with or related to this Agreement.

(7)	Required Rider Provisions. The Provider shall ensure that every policy for all of the insurance coverage required pursuant to this Agreement shall contain the following provisions via an endorsement attached to every such policy:

(A)	Any and all notices that the insurer(s) shall provide to the Board shall be addressed to the Chancellor or his/her designee(s) at the address stated in Section 23.

(B)	The Provider’s insurance policy(ies) or contract(s) shall not be terminated, revised, modified or otherwise changed in such a manner as to reduce or limit the Provider's coverage for any services under this Agreement in any way, unless the affected insurer(s) shall have provided at least thirty (30) calendar days advance written notice to the Chancellor or his/her designee(s) regarding such termination, revision, modification or other change. If an insurer(s) notifies the Board of the termination of any required coverage, the Provider shall provide written evidence, e.g., a new certificate of insurance, before the effective date contained in such notice(s) that the affected insurance coverage has been fully replaced. If an insurer(s) notifies the Board of any non—termination revision, modification or other change that causes the Provider's insurance coverage to be out of compliance with the requirements of this Agreement, the Provider shall cure such non—compliance before the effective date contained in such notice(s).

(8)	The minimum coverage limit amounts and types of insurance coverage expressed in this Agreement shall not be construed in any manner whatsoever to limit the nature and/or extent of the Provider's responsibility and liability under this Agreement to protect, defend, indemnify and hold harmless the Board as hereinafter provided.

(9)	If professional or errors and omission liability insurance has been issued on a "claims made" basis, the Provider must comply with the following additional conditions. The Provider must either:

(i)	Agree to provide certificates of insurance evidencing the above coverages for a period of two years after final payment for the contract. Such certificates shall evidence a retroactive date, no later than the beginning of the Providers' work under this contract, or

(ii)	Purchase an extended (minimum two years) reporting period endorsement for the policy or policies in force during the term of this contract and evidence the purchase of this extended reporting period endorsement by means of a certificate of insurance or a copy of the endorsement itself.

(b)	INDEMNIFICATION- The Board and the Provider do hereby agree that each party shall be solely responsible for each party's own acts and omissions as well as the acts and omissions of each party's own agents, servants, employees, owners (including, without limitation, parent and over-parent entities), partners (including, without limitation, general, limited, silent and apparent partners), directors, officers, elected or appointed officials, members, subProviders, subProvider employees, volunteers, invitees, licensees, designees, assigns or any other representatives. The Provider shall protect, defend, indemnify and hold harmless the Board and the City of New York from and for any and all vicarious claims, damages and any and all other forms of liability arising from, or in connection with, any negligent act(s) of commission and/or omission of the Provider and/or the Provider's agents, servants, employees, owners (including, without limitation, parent and over-parent entities), partners (including, without limitation, general, limited, silent and apparent partners), directors, officers, elected or appointed officials, subProviders, subProvider employees, volunteers, invitees, licensees, designees, assigns or any other representatives. Likewise, the Board shall protect, defend, indemnify and hold harmless the Provider from and for any and all vicarious claims, damages and any and all other forms of liability arising from, or in connection with, any negligent act(s) of commission and/or omission of the Board and/or the Board's agents, servants, employees, directors, officers, elected or appointed officials, members, volunteers, invitees, licensees, designees, assigns or any other representatives.

8.	PROVIDER STAFF

(a)	General

All staff members, employees and independent contractors of the Provider shall be deemed staff members, employees and independent contractors of the Provider for purposes of the Agreement, and the Provider alone shall be responsible for their work, personal conduct, direction and compensation. Provider shall maintain a complete and updated roster of all staff and consultants providing direct and indirect services to students and shall list their names, titles and whether services provided are direct or indirect. Providers with more than one site shall maintain site specific rosters. The foregoing information shall be submitted to the Board upon request.

(b)	Service Provider Qualifications

(1)	All staff members, employees or independent contractors providing Services hereunder shall be appropriately certified or licensed to the extent required by applicable law and regulation.

(2)	Where applicable, current, valid documents evidencing state certification and/or licensure for all pedagogical personnel, and the licenses, certificates and permits required under federal, state and local laws and regulations shall be required to be presented by new employees to the Provider, prior to the commencement of employment. The Provider, or its contracted agent shall either initial and date a copy of the aforesaid documents as substantiation that the Provider validated the employee's credentials or print the government website screen that was accessed to validate the employee's credentials. All such documentation shall be available for inspection during school hours at the principal offices of the Provider or at the program site, whichever location the Provider shall have determined for the maintenance of employment records.

(3)	The aforesaid certification and/or license requirements shall not be applicable to any employees who are covered by relevant waivers or variances issued under applicable federal, state and local laws or regulations.

(c)	Supervision of Students

(1)	In accordance with the Commissioner's Regulations, all Services shall be provided by appropriately licensed or certified personnel. Students shall be under the direct supervision of such personnel from the time that they arrive at any facilities operated by the Provider through their time of departure.

(2)	Unless the Provider has received a variance from SED, all personnel who spend fifty percent (50%) or more of their time in an educational supervision role, or who are responsible for teacher training and observations, shall be certified in School Administration and Supervision/School Building Leader to the extent required by the Commissioner.

(3)	Staff records, including certificates, schedules, and written evaluations shall be available for inspection, to the extent permitted by law, at the site where a staff member is assigned; provided, however, that where it is impossible to maintain the confidentiality of evaluations, the Provider may request a variance from this requirement from the Board.

9.	STUDENT SUSPENSION

(a)	Under no circumstances shall a Provider discharge a student from the provision of Services, pursuant to this Agreement, except upon express consent of the Board and in compliance with all applicable laws and regulations.

(b)	The suspension of preschool students with disabilities shall be governed by applicable federal, state and local laws and regulations governing the discipline of preschool-age students with disabilities and the Provider represents that it has in current force and effect a disciplinary policy and disciplinary procedures that conform to the requirements of those laws and regulations including but not limited to Education Law §3214 and Part 201 of the Commissioner's Regulations.

(c)	This section shall not apply to children excluded from attendance due to lack of age-appropriate immunizations, for which the Provider shall follow the procedures in Paragraph 22.

(d)	The Provider shall cooperate with the Board with respect to the conduct of any CPSE review meetings, manifestation determinations or impartial hearings regarding disciplinary matters. Such cooperation shall include but not be limited to the following: (1) consultation with the appropriate representatives of the Board; and (2) after such consultation, provision of a staff member with either direct knowledge of the student, or sufficient knowledge of same, such that the staff member will able to effectively participate in the CPSE review meeting, manifestation determination or impartial hearing.

10.	ANNUAL CONSOLIDATED FISCAL REPORTS CERTIFIED FINANCIAL STATEMENTS

(a)	Consolidated Fiscal Reports

(1)	Providers that operate on a Fiscal Year (July 1 through June 30) shall file a Consolidated Fiscal Report ("CFR") and certified financial statements, including attachments, with the SED pursuant to §200.9 of the Commissioner's Regulations, regarding its provision of services under the Agreement by no later than November 1, or November 30, if the Provider has availed itself of the SED's extension. Providers that operate on a Calendar Year (January 1 through December 31) shall file a Consolidated Fiscal Report ("CFR") and certified financial statements, including attachments, with the SED pursuant to §200.9 of the Commissioner's Regulations, regarding its provision of services under the Agreement by no later than April 30, or May 31, if the Provider has availed itself of the SED's extension. The Provider shall notify the Board in writing of any waivers of filing requirements or filing extensions granted or permitted by the SED post November 30 or May 31, as applicable, with respect to any CFR, which notice shall include written documentation. In the event the SED changes filing deadlines and/or its regulations pertaining to extensions, the Provider is obligated to follow SED's guidance.

(2)	Within 30 calendar days past the SED's CFR filing deadline or extension granted by SED, Provider shall submit to the Office of Auditor General ("OAG") a copy of the CFR with the financial statement and any other attachments filed with the SED; the Provider, in addition, shall submit to the OAG, in a format specified by the OAG, the following information relative to student FTEs/sessions reported in the CFR for each program:

(A)	The total number of students (Board plus other counties' students, if any) in each special education program; and

(B)	The total number of Board students that were enrolled in each special education program; and

(C)	Student-specific enrollment information for each Board student (student's name, Board-issued student identification ("OSIS") number, SED program code, first and last attend date, and, as applicable, an indicator that the student was assigned to the Provider pursuant to an Impartial Hearing/Pendency Order; and

(D)	The equated full-time equivalent enrollment or sessions (in the case of SEIT program) for each Board student and separately, the aggregate equated full time equivalent enrollment/sessions for other counties (if any) per program.

(3)	The FTE/sessions information in the final Reconciliation Report for the same school year issued by NPSP pursuant to paragraph 4(b)(2)(C), which is based upon the Board's calculation of Payable Sessions as defined in Paragraph 4(f), and the information provided pursuant to this Paragraph 10, section 2(A)- (D) will be forwarded by the Board to the SED for its consideration in setting the Provider's tuition rate.

(4)	Notwithstanding anything to the contrary in this document, if the Provider fails to submit any CFR with attachments and/or related FTE disclosure referred to in paragraphs (2)(A) - (D), above, to the SED and OAG in accordance with the provisions of this Section 10:

(A)	The Provider's failure shall entitle the Board to suspend payments or apply a percentage of discount to payments, at the Board's discretion, upon email or hardcopy notice to the Provider by the Board through the OAG that the CFR is past due and must be submitted within the time stated in the written notice.

(B)	Suspension or discount of payment shall continue until such time as the Provider submits the required CFR. However, upon a showing of good faith efforts to rectify the situation, the Board may re-institute full payments before the CFR is filed. In that event, however, the payments will not be retroactive to the date of suspension or discount.

(C)	The Provider's failure to use good faith to rectify the situation within a reasonable period of time following the suspension or discount of payments may be deemed to be a material breach of the Agreement, for which the Board shall provide a ten (10) calendar day notice of termination. Such termination shall be governed by the procedures set forth at Section 6 of this Agreement.

11.	COLLABORATIVE AGREEMENTS

(a)	The Provider agrees not to enter into a collaborative agreement with any third party unless in compliance with this Section 11. For these purposes, a Collaborative Agreement is a written agreement between the Provider and a third party ("Non-4410 Program"), including a third party that is in a less-than-arm's-length relationship with the Provider, to effect the implementation of the Provider's approved Special Class in an Integrated Setting ("SCIS") program, regardless whether monetary consideration is involved.

(b)	The Provider shall not enroll or initiate services for a SCIS student under the terms of a collaborative agreement until the Provider has submitted to the Board for review (1) two (2) copies of the collaborative agreement between the Provider and the third party in order to ensure compliance with the provisions of this Section 29 and (2) the written approval by the New York State Education Department to provide services to preschool students with disabilities in the site that is the subject of the collaborative agreement. The Board shall review the collaborative agreement and respond to Provider within a reasonable time.

(c)	All collaborative agreements shall include, but not be limited to, provisions addressing the following:

•	That nothing contained in the collaborative agreement shall impair the rights of the Board notwithstanding any arrangement, agreement or understanding to the contrary.
•	That the Provider’s responsibilities under this Agreement are not diminished, impaired, relieved or otherwise altered.
•	That nothing contained in the collaborative agreement or under this Agreement create any contractual relationship between the non-4410 program and the Board.
•	The duties and obligations of each party under the collaborative agreement.

•	The specific consideration for which such duties and obligations are assumed, including any monetary exchange between the parties and the basis upon which payment will be made. If no money will change hands, the collaborative agreement must state that the section 4410 program expects to be compensated for its services solely through payments and reimbursements from the Board for services provided under the Agreement and that the Non-4410 Program expects to be compensated for its services solely through its funding source(s).
•	Both parties will maintain documentation in support of shared costs and, as applicable to support reasonableness of consideration and will make the documentation available in the event of an audit or review.
•	Address of site(s) covered by the collaborative agreement.
•	The nature of the non-special education program, for example, Head Start, Universal Prekindergarten, daycare or private pay.
•	Term of agreement, including
o	The effective dates of the agreement;
o	That implementation of the collaborative agreement is contingent upon approval from NYSED to operate a SCIS class and the Board's approval of the collaborative agreement.
•	How amendments to the terms of the collaborative agreement and termination/cancellation can be effected.
•	Each party's school calendar, hours of program operation and the ratio of each party's students and staff in the integrated classes.
•	Understanding as to which entity is providing snacks and/or meals for the section 4410 students. How student records will be maintained to comply with privacy requirements.
•	Specifics as to the equipment, materials and personnel, including administrators, teachers, support and related services staff and substitutes, that each party is responsible for providing for the SCIS program during the approved days and hours of the program's operation.
•	All understandings with regard to staff development and parent engagement activities.
•	The Non-4410 Program is prohibited from involving the staff, students or families of the 4410 program in any religious and/or fundraising activities.
•	Materials, equipment, furniture and/or durable classroom supplies provided by the section 4410 program are on the premises for the operation of the SCIS program and that they are property of the 4410 program's funding source(s).
•	Each party will adhere strictly to the security clearance requirements mandated by its contracting/licensing agency.
•	The section 4410 program will carry insurance sufficient to meet the requirements of the Contract. Each party will name the City and Department of Education as insureds to its policy. Any additional insurance arrangements between the parties must meet the reasonable and necessary tests if the section 4410 program seeks reimbursement for additional costs.
•	Each party will permit access to the SCIS program site(s) for the purpose of audits, reviews and monitoring visits.

(d)	It is understood and accepted that the Board's approval of a collaborative agreement does not signal that the consideration, if any, that the Provider has agreed to pay to the Non-4410 program under the terms of the collaborative agreement constitutes an allowable cost, either in whole or in part, as that is a determination only SED may make.

(e)	The Provider agrees that it is fully responsible to the Board for the acts and omissions of the its collaborative partner(s) and of persons either directly or indirectly engaged by them as it is for the acts and omissions of persons directly employed by it. The Provider shall not in any way be relieved of any responsibility under this Agreement by any collaborative agreement.

(f)	Payments made under the terms of any collaborative agreement must be supported with documentation that includes dated invoices identifying the site and detailing the service period and the number of students for whom payment is made during that service period if payments are made on a per capita basis. Any additional documentation required by SED with respect to financial reporting of revenue and expenses for purposes of tuition rate setting must be maintained in accordance with regulations and guidelines promulgated by that agency.

12.	Audits, Limited Scope and Contract Compliance Reviews

(a)	Provider shall adhere to all expenditure and record-keeping rules, regulations and official advisements of NYSED, including, but not limited to Regulations of the Commissioner Part 200, section 200.9, which requires that Providers maintain accounts in accordance with generally accepted accounting principles; that Providers use the accrual basis of accounting; that accounting books of original entry include asset, liability and fund balance or equity accounts, as well as expenditure and revenue accounts; that subsidiary revenue and expenditure accounts be maintained for each approved program requiring a tuition rate, for preschool evaluation costs, and for each government grant administered by the Commissioner, including the federal Individuals with Disabilities Education Act ("IDEA") grant from which the Provider may receive funds as a vendor to the Board.

(b)	In the event that Provider's failure to maintain compliant records and documentation related to expenditures reported on Provider's CFR substantially impacts the ability of any agency authorized in this Section 12 to conduct an audit, the Board may deem that failure to be a material breach in accordance with Section 6 of this Agreement.

(d)	The Board, pursuant to Education Law §4410(11)(c), and the City Comptroller, the SED and the State Comptroller, or their authorized representative(s), shall have the right to conduct a fiscal audit of the Provider. The Board shall, in addition, have the right to conduct limited scope reviews, including review of the Provider's compliance with selected terms of this Agreement and review of the Provider's expenditure of IDEA vendor grant funds, in which case, all categories of supporting records identified in this Section 12 may be sought and must be provided.

(e)	Subject to student confidentially requirements, the Board shall have access to property, personnel and records including records of enrollment, attendance and other school records that document the provision of Services hereunder. Further, to substantiate the information contained in the Provider's CFR, the Provider shall produce upon request records of all direct and indirect program costs, whether allocated or otherwise, including, but not limited to, written allocation methodologies, financial statements, general ledgers, invoices, bills, cancelled checks and bank statements, payroll and service records, tax forms and filings, leases, mortgages, agreements, loan documents and credit transactions. If costs charged to the approved programs or services were shared with other programs, whether public or private, the Board reserves the right to review records evidencing total costs and the basis for the allocation among programs. In addition, if incurred costs resulted from a related party or less-than-arm's length transaction, the Board reserves the right to test the transaction for reasonableness and fairness and require submission of relevant records.

(f)	The parties acknowledge that the results of the Board's audits and reviews may be submitted to SED for its review and appropriate action, including tuition rate setting and adjustments.

(g)	The Board's audits shall conform to generally accepted auditing standards and be conducted pursuant to the applicable Reimbursable Cost Manual that has been approved by the Commissioner for the time period being reviewed. Nothing in this Section 12 shall require the Board to conduct any audit or contract compliance review.

(h)	In conducting audits or reviews, the Board may make site visits at any time without prior notice, provided that the visiting Board personnel first report to the Provider's site office and make their presence known. It is understood that such visits may take place regardless whether or the Provider's Director is present and available.

(i)	By February 28 and September 30 of each school year the Provider shall furnish to the OAG a list of final fiscal audit reports issued within the prior six months as a result of any Federal, State or city agency audit of programs operated by the Provider. The Provider shall identify the title of the audit, the agency conducting the audit, and the date of the report. If no reports were issued during the period covered, the Provider shall submit a statement to that effect.

(j)	The rights afforded and the obligations imposed upon the parties under this Section 12 shall survive the Agreement.

13.	RETENTION OF RECORDS

(a)	Except as otherwise directed by the Board or otherwise required by applicable laws, rules or regulations, the Provider shall retain all books and records required hereunder, for the time periods hereinafter prescribed, including, without limitation the following:

(1)	All cost and accounting records and enrollment/attendance records shall be retained for seven (7) years after the end of the reporting year. Information relating to the acquisition of fixed assets, equipment, land or building improvements and any related financing arrangements and grants must be retained as long as the facility is used by any educational program the Provider operates if this period exceeds seven years as required by Commissioner's Regulations Part 200.9(d)(3);

(2)	Staff records and employee certifications shall be retained for nine (9) years after the end of the Term of the Agreement, or until nine (9) years after the termination of the Agreement and may be maintained electronically to the extent permitted by federal law;

(3)	Staff (pedagogical and non-pedagogical) attendance, service and time records shall be retained for nine (9) years after the end of the Term of the Agreement, or until nine (9) years after the termination of the Agreement;

(4)	IEPs individual student files and student health, clinical, education and attendance and service records shall be retained in the manner prescribed by Schedule ED-1 (Appendix I of Title 8 of the Codes, Rules, and Regulations of the State of New York).

(b)	Subject to applicable laws and regulations governing the confidentiality of student records, the Provider shall make all books and records available to the Board, the SED, the State Comptroller, and the City Comptroller, or their authorized representatives, for review and audit and desk review pursuant to Section 12 of this Agreement, at such times during business hours as they may request. In a review or audit conducted by the Board and upon request, the Board shall provide written verification that the individuals requesting books and records are in fact Board authorized representatives.

(c)	At the conclusion of the required retention period, or no later than ninety (90) days prior to the Provider's cessation of operations, the Provider shall contact the: CBST or other office as the Board directs for instructions regarding the disposition of all student records; and the OAG for instructions regarding the disposition of financial and all other records.

14.	SITE VISITS/ FACILITIES

(a)	Modification of a Facility

If Provider operates, by ownership or by lease, a facility in which the Provider furnishes special class or services hereunder, the Provider shall comply with the requirements and timelines of the Commissioner's regulations in regard to: any major modification of a facility, structural addition to a facility, or change in the Certificate of Occupancy of a facility. If the modification, structural addition or change was for the purpose of a programmatic change for any of the services under this contract provided at the facility, the Provider shall promptly notify CBST or other office as the Board directs when program approval has been issued by the SED.

(b)	Relocation to New Facility

If a Provider plans to relocate any services under this contract to a new facility, the Provider shall:

(1)	notify CBST or other office as the Board directs and the Office of Pupil Transportation ("OPT") of the general location of the planned change, specifically whether the planned relocation will be within the same school district and/or within the same borough;

(2)	comply with all Commissioner’s regulations regarding relocation, such as facility approval, program approval, building permits, Certificate of Occupancy, and similar regulatory requirements;

(3)	notify CBST or other office as the Board directs, at the earliest known time, of the anticipated transition timeframe, and plan cooperatively with CBST orother office as the Board directs for any changes in children's IEPs, program recommendations, or transportation approvals, which may be necessary, upon receipt of final program and/or facility approvals from the SED, promptly notify CBST or other office as the Board directs;

(4)	upon receipt of final program and/or facility approvals from SED, promptly notify CBST or other office as the Board directs and OPT of location, schedule of service hours and half day schedules.

(c)	Fire Drills

(1)	The Provider shall develop and maintain on site written fire drill and evacuation procedures to be used during the school year. The procedures shall include the specific responsibilities of staff in a fire evacuation and shall be updated if roles change or the population served by the Provider changes. There should be no period during which such procedures have lapsed; by November 1 of each school year the procedures must be reviewed, updated as necessary, and signed and dated by the site Director/Principal. Fire drill and evacuation procedures are to be posted in all classrooms and instructional rooms and as directed by the New York City Department of Buildings. During each school year, the Provider shall conduct the minimum number of fire drills required by applicable State and local laws and regulations. Two (2) fire extinguishers are to be located on each floor of a school structure and shall be inspected two (2) times per year. One (1) smoke detector for every six (6) classes shall be located on each floor of a school structure and shall be installed in hallways, with a minimum of one (1) smoke detector per floor.

(2)	The Provider shall request in writing that the New York City Department of Health and Mental Hygiene or the Fire Department conduct an annual fire inspection. The Provider will not be held responsible for the failure of either agency to conduct the inspection. A record of the written request shall be maintained on site.

(d)	Asbestos Abatement

(1)	The Provider represents that it is in compliance with all applicable federal, state and local laws or regulations regarding the inspection for, containment and removal of asbestos containing materials located on the premises of the Provider which is under the control of the Provider (as either owner or lessee, in whole or part) which may pose an imminent danger to any students.

(2)	If upon review of any written reports, plans or other documentation, previously provided to the Board, pursuant to a prior Agreement between the Board and the Provider, the Board determines that an issue exists regarding the Provider's representation made in subparagraph 13(d)(1), the Board shall immediately notify the Provider of such issue by certified mail, return receipt requested. Upon receipt of such notice, the Provider shall immediately undertake all necessary steps to achieve or remain in compliance with the representation made in Paragraph14(d)(1}, such that no student is exposed to any imminent dangerous conditions.

(3)	A Provider that operates a facility wherein the Provider furnishes individual evaluations hereunder shall comply with Paragraph 14(d).

(e)	Site Visits

(1)	Nothing in this Agreement shall limit the authority of the Board, through its CPSE, to conduct on-site observations of student performance for the purpose of initial or subsequent determination of services and placement required pursuant to applicable law and regulation. Such visit(s) may be made at any time without prior notice, provided that the visiting Board personnel first report to the Provider site office and make their presence known. It is understood that such visits may take place whether or not the Director of the provider is present and available.

15.	ATTENDANCE RECORDS AND WITHDRAWAL/DISCHARGE PROCESS

(a)	This Section 15 shall apply only where the Provider furnishes special services or programs. The Provider's failure to comply with any of its terms and conditions shall constitute a material breach of the Agreement and entitle the Board to suspend or discount payments at the Board's discretion.

(1)	If the Board determines that the Provider has failed to comply with any of the provisions of this Section 15, the Board may immediately suspend or discount payments at the Board’s discretion upon notifying the Provider in writing of such failure and advising the Provider that it must rectify the failure within the lime stated in the notice.

(2)	The Provider's failure to use good faith to rectify the situation within a reasonable period of time following the suspension of payments shall be deemed to be a material breach of the Agreement, and the Board shall provide notice of termination of the Agreement in accordance with the procedures set forth in Section 6.

(b)	Register of Attendance

(1)	The Provider shall keep a record of the attendance and absence of each enrolled student. The record of each student’s attendance and/or absence shall be entered by the Provider on a daily basis in a register of attendance in a format supplied and/or approved by the Board. The register of attendance shall set forth at least the following for each student: full name; date of birth and student identification number issued by the Board. Attendance is to be recorded and maintained in a manner that does not violate individual student confidentiality.

(2)	The Provider's teachers are responsible for ensuring that accurate records of daily attendance are kept for each student on register.

(3)	The Provider shall designate a teacher or other appropriate employee to supervise the keeping of the registers of attendance, oversee attendance services and ensure the timely and effective tracking, follow-up, and support of absent students.

(4)	The register of attendance is a business record that shall be verified by the oath or affirmation of the person making the entries in the register of attendance. The register of attendance must be maintained at the site and made available to the Board immediately upon request.

(c)	Report of Monthly Enrollment

The Provider shall document and maintain on site the attendance of each approved student during each calendar month, or part thereof that the Agreement is in effect. Such documentation shall be in a manner and format that has been previously supplied and/or approved by the Board.

(1)	For the two-month program, the Provider shall submit through a CMR its certified cumulative enrollment information for each child to the NPSP by no later than July 21; a final CMR is due no later than September 15.

(2)	For the ten-month program the Provider shall submit through a CMR its certified cumulative enrollment information for each child to the NPSP according to the schedules in Paragraph 4(h)(ll)(5); a final CMR is due no later than August 1 of the next school year.

(d)	Establishment of Period of Enrollment

(1)	"Legally Absent” or “Legal Absence" shall be defined by §175.6 of the Commissioner's Regulations.

(2)	The Provider shall establish each approved student's actual period of enrollment by recording the student's first and last dates of attendance, or legal absence as defined under §175.6 of the Commissioner's Regulations, with the understanding that a student's first and/or last attend date cannot occur on a national or New York State holiday unless otherwise permitted by SED.

(3)	The Provider shall clearly document any claimed legal absence, with respect to the first and/or last date(s) of attendance, in the student's attendance record, by:

(A)	Maintaining on file a parent-provided note or physician's note which states the claimed legal absence and the applicable dates of absence; or

(B)	Recording the claimed legal absence along with the basis of the Provider's information supporting the claimed legal absence in a manner and format required by the Board. Provider shall make a copy of such individual student records available to the Board upon request or in the course of an audit of the Provider's records. Provider shall maintain originals of all records referred to in this paragraph.

(e)	Student Absence and Voluntary Withdrawal/Discharge

(1) Request for Determination Regarding Student Status/Notification Regarding Student Absence without Establishing a Legal Absence

(A)	Any one of the following circumstances shall provide the basis for further action as stated in the remainder of this Section 15(e):

•	Five (5) consecutive school days/sessions since the date of the student's approval to attend without the student establishing enrollment by physical presence or legal excuse.

•	The student had established enrollment by means of legal excuse, but then has failed to be present within the next twenty (20) school days/sessions.

•	The Provider is unable to obtain information regarding the student's absence/failure to establish enrollment.

•	The Provider has information that the student who has established enrollment by physical presence is absent without legal excuse for more than 5 consecutive school days/sessions.

(B)	The Provider shall with due diligence attempt to determine the reason the student has failed to attend or establish enrollment or attempt to ascertain the continued existence and application of a claimed legal excuse. If upon failing to reach the student's parent/legal guardian or upon determining that the student's absence is not based on a legal excuse, the Provider shall complete a Request for Determination Regarding Student Status/Notification Regarding Student Absence without Establishing a Legal Absence ("RDNA") Form.

(C)	The RDNA form, which shall be signed by the Provider, shall set forth the Provider's efforts to obtain relevant information and any information known by the Provider regarding the student's reason for absence or failure to establish enrollment. The RDNA form so completed shall be submitted to the CPSE.

(D)	The CPSE shall have fifteen (15) calendar days from the date of the mailing to the CPSE to make a determination regarding the reason for the student's non-attendance and complete and sign the appropriate section of the RDNA form which shall:

•	Inform the Provider that the CPSE has determined that there is a basis for a legally excused absence and that the student should remain on the roster unless the student fails to attend within twenty (20) school days from the date of the RDNA signed by the CPSE in which case the Provider must submit a new RDNA. The records or other relevant information upon which the determination of a legally excused absence has been made by the CPSE must be forwarded to the Provider who shall maintain the records; or

•	Direct the Provider to send the parent/legal guardian a notice that within 10 (ten) school days, or longer if the CPSE so directs, of the date of the notification to the parent/legal guardian the student's assignment/enrollment will be terminated unless: the student is physically present before the enrollment termination date or the Provider is able to confirm that the student's absence is due to a legal excuse. The notification letter must have appended to it the NYSED Procedural Safeguards Notice to the parent/legal along with the RDNA signed by the Provider and CPSE.

(E)	If upon the expiration of the fifteen (15) calendar day period referred to in Paragraph 15(e)(1)(D), above, the CPSE has not communicated with the Provider, the Provider shall send the parent/legal guardian a notice that within 10 (ten) school days of the date of the notification to the parent/legal guardian the student's assignment/enrollment will be terminated unless: the student is physically present before the enrollment termination date or the Provider is able to confirm that the student's absence is due to a legal excuse. The notification letter must have appended to it the NYSED Procedural Safeguards Notice to the parent/legal along with the signed RDNA that had been submitted to the CPSE.

(F)	If, before the termination date stated in the letter of notification to the parent, the student is physically present or establishes a legal excuse, the Provider shall complete the appropriate section of the RDNA form and submit it to the CPSE.

(G)	If the student is not physically present or has not established a legal excuse within the applicable period stated in paragraph 15(e)(1)(D), above, and the Provider has thus terminated the student's assignment/enrollment, the Provider shall complete Section IV of the RDNA and submit it to the CPSE.

(H)	The Provider shall, upon completing Section IV of the RDNA immediately update the CMR to reflect that the student's enrollment status has changed. The Provider shall not be entitled to receive payment for the provision of special education services or programs for any portion of the school year after the date that the student's enrollment is terminated and shall reimburse the Board for any advance payments for any period of the school year occurring after the termination of the student's enrollment.

(f)	Notice of Absence

(1)	If a student who has already established a period of enrollment other than by a legal absence is absent at any time during the course of the school year for five (5) consecutive school days/sessions or 20 school days/sessions in aggregate within a four-month period, the Provider shall contact the student's parent in order to ascertain the reason for such absence. The student's attendance record shall indicate that contact was made or attempted, the means used, the reason for said absence (if known), and its anticipated duration (if known). The attendance record shall clearly identify the name and title of the Provider employee recording such entry.

(2)	If the Provider resolves the matter by establishing that the student is legally excused, the attendance record shall be so noted and signed by the Site Director or other staff member with administrative authority and maintained on site.

(3)	If the Provider is unable to contact the parent or establish that the student has been legally absent or if the Provider requests further review notwithstanding the parent's representations regarding the absence, in addition to completing the RDNA if applicable, the Provider shall notify the CPSE by submitting a Notice of Absence Form to the CPSE. That Form shall have appended a copy of the annotated attendance records.

(g)	School Calendars

(1)	Provider shall enter its following school year's calendar into the Certified Monthly Roster by April 1 of the current school year or within ten (10) school days of the Board's posting of the following school year's calendar, whichever is later. The calendar must specify at least: (A) thirty (30) instruction days during the period of July 1 through August 31 for the July -August portion of the school year (if the Provider operates a twelve month program); (B) one hundred eighty (180) instructional days during the period September 1 through June 30 for the September - June portion of the school year; and (C) the times each daily school session begins and ends. Subsequent calendars shall be submitted in accordance with the Board's written directive from NPSP.

(2)	The scheduling of instructional days shall be in accordance with §3604 of the New York State Education Law. For the purposes of this Agreement, an instructional day shall be defined as a school day of the minimum number of hours required by the applicable Commissioner's Regulations.
a.	Unless the Provider's SED approval includes instructional lunch, the time taken for students' lunch shall not to be included within the calculation of hours comprising the school day.

(3)	The Provider's calendar shall have the same number of school days for any of the special services or programs provided pursuant to this Agreement.

16.	INDIVIDUAL STUDENT FILES

(a)	The Provider shall maintain an individual file for each student. This file shall contain a complete and current record of all aspects of the Services that the student has received, or is currently receiving. Such file shall include, without limitation, copies of all IEPs, the student's related service card, periodic progress reports reflecting the periodic progress attained in achieving short-term objectives and annual goals, all CPSE provided clinical and educational data, and other contacts as required by Section 17 (including all individualized notices provided by the Provider to parents in accordance with applicable laws or regulations), attendance, and any health records that may be in the Provider's possession (excepting records governed by Section 13 of the Agreement), as well as any and all documentation prepared and maintained by the Provider with respect to special services or programs paid by or reimbursed through Medicaid in accordance with Section 5 of the Agreement. The Provider shall document its attempts to obtain such records and documentation from the CPSE. Said file shall be available for review, subject to applicable law and regulations governing the confidentiality of student records, at the Provider during school hours by representatives of the Board and/or the SED. Such portion of the file that is specifically related to the provision of special programs or services that are paid by or reimbursed through Medicaid shall be made available for review, subject to applicable law and regulations governing the confidentiality of student records, at the Provider during school hours by representatives of the SDOH.

(b)	Where the Provider furnishes services under either Attachment A or B, the Provider shall notify the parents of all such students, in their native language if possible, by no later than December 1 of each school year that the Agreement is in effect, apprising them of their right to review all student records relating to their own child that are maintained by the Provider.

(c)	Providers must maintain an emergency home contact form for each student including the full name; date of birth; full names of parent(s); phone number, if any; address; and emergency contacts.

(d)	Provider shall, as quickly as practical, inform the CPSE in writing if Provider becomes aware of errors or changes in students' names, and/or the names of their parents or guardians, and/or errors in their dates of birth.

(e)	The retention of individual student files is governed by the terms of Section 13 of the Agreement.

17.	PERIODIC EDUCATIONAL AND RELATED SERVICE PROGRESS REPORTS

(a)	As used in this Section 17 and hereinafter in this Agreement, the term "CPSE" refers to an internal unit within the Board's structure of the Committee on Special Education ("CSE"). The use of such organizational device is not intended to avoid any of the Board's legal obligations. It is understood that references to the "CPSE" shall include the CSE.

(b)	This paragraph shall apply where the Provider furnishes special services or programs (with or without related services) and/or SEIT services hereunder. Reports for each student shall be maintained in the manner and for the duration required in Section 13.

(c) Frequency of Reports

Unless a greater number is required by a child's IEP, the Provider shall provide three (3) reports of progress per year for preschool students receiving 10 months special education services and four (4) reports of progress per year for preschool students receiving 12 month special education services as required under the terms of the Regulations of the Commissioner of Education, Part 200, section 200.4 (d)(2)(iii)(c). Further, a "final" progress report is required if the student is discharged/terminated from service more than thirty (30) days after the most recent progress report or more than thirty (30) days of service if the students period of enrollment was not long enough to have required a first progress report .

(d) Content of Reports

Progress reports must contain, at a minimum:

(i) a review of the educational/related service(s) IEP goals and objectives and the student's current levels of performance in achieving the goals;

(ii) a review of the educational/related service(s) to which the report pertains, including a description of the student's response to the service and/or current levels of performance;

(iii) the extent to which progress is sufficient to enable the child to achieve the annual goals and the extent to which that progress is sufficient to enable the student to achieve the goals by the by the end of the IEP period; and

(iv) Suggested modifications to the duration and frequency of educational/related service(s), if any, and recommended changes to goals and objectives, if any.

(e) Distribution of Reports

(1)	Progress reports shall be distributed:
(i)	to the child's parents; and
(ii)	to the CPSE upon its request; and
(iii)	not less than thirty (30) calendar days prior to a student's IEP review, the Provider shall forward to the appropriate CPSE the most recent educational/related service(s)reports from all teachers and related service providers for the student, for the purposes of the student's annual review.

(2)	With respect to all students who are pending withdrawal or discharge from the Provider by reason of their attainment of age eligibility to attend the public schools in accordance with §3202 of the Education Law, by no later than March 1, the Provider shall forward to the appropriate CSE or other office as designated by the Department the most recent progress report for each student and any additional reports specifically requested by the CSE and already in the student's files pursuant to this Agreement.

(3)	Nothing stated in this Section 17 shall require the Provider to conduct any re-evaluations or re-testing procedures for the students covered in paragraph 17(c)(2) above or to submit draft goals and objectives beyond those already stated in the student's most recent progress report provided under this subparagraph, draft IEPs, or new medical prescriptions as may be required by the CSE for their review of the student's educational needs in kindergarten.

18.	OTHER REPORTS

(a)	The Provider shall furnish any additional data and reports, including, but not limited to, SED submissions, as the Chancellor deems to be related to the performance of the Agreement, upon request of the Chancellor. The Provider shall be given a reasonable time to respond to such requests.

(b)	Upon request, the Provider shall advise the Board in writing of the number of Provider seats approved by SED and the number of vacancies. The Provider shall notify CBST or other office as the Board directs of SED variances of class size required and/or potential vacancies and arrange to review CPSE cases of students from non public school waiting list. Upon review of student case material, the Provider shall inform CBST or other office as the Board directs of acceptance or the reason for rejection of the students on the waiting list.

(c)	In addition pursuant to the Commissioner's Regulations, parents shall be regularly informed of their child's progress toward annual goals and the extent to which that progress is sufficient to enable the child to achieve the goals by the end of the school year, by distribution to the parent of each educational/ related service(s) report.

(d)	The Provider shall:

(i)	prepare and maintain incident reports for all school related crimes and incidents and injuries resulting from such crimes and incidents;
(ii)	report child abuse as required by state law and report all school related crimes to the police department; and
(iii)	report all school related crimes and all serious non-criminal and/or serious medical incidents, and all allegations of corporal punishment committed against a student while in the care, custody and control of the Provider to the Board, in a procedure to be determined by the Board and communicated to the Provider.

19.	COMPLIANCE WITH LAW

(a)	The Agreement, and the Provider's provision of all Services hereunder, shall be subject to all applicable federal, state and city laws and regulations, and all applicable orders of federal and state courts, including, but not limited to The Individuals with Disabilities Education Act, Article 89, The Family Education and Privacy Rights Act, The Americans with Disabilities Act, and §504 of the Rehabilitation Act of 1973, and all state guidelines governing the provision of special programs or services to students with disabilities.

(b)	The Board reserves the right to amend the Agreement, as may be necessary, in order to comply with any change in, and ensure the provision of appropriate Services in accordance with, all applicable laws, regulations and guidelines governing the operation of the Agreement and/or the provision of the Services required herein. Such amendment is subject to the approval of the Commissioner.

20.	MEDIATION AND IMPARTIAL HEARINGS

(a)	If a mediation proceeding or impartial hearing is conducted, pursuant to Article 89 or any other applicable law, rule or regulation, with respect to any student for whom the Provider has provided Services pursuant to the Agreement, the Provider shall cooperate with the representatives of the Board assigned to conduct the mediation or impartial hearing. Such cooperation shall include but not be limited to the following: (1) consultation with the appropriate representatives of the Board; and (2) after such consultation, provision of a witness or witnesses with either direct knowledge of the student, or sufficient knowledge of same, such that the witness or witnesses will be able to effectively participate in the mediation proceeding or impartial hearing.

(b)	In the event that proceedings described in the preceding subparagraph continue beyond the mediation or impartial hearing level, the Provider shall continue to cooperate with representatives of the Board on the same terms as stated in such preceding subparagraph until the final resolution of the matter.

21.	CONFIDENTIAL HIV-RELATED INFORMATION

(a)	The Provider, its agents and employees, shall strictly comply with all applicable regulations of the Chancellor to maintain the confidentiality of all HIV-related information in the manner described for Board employees and as prescribed by applicable law and regulation.

(b)	The Provider shall comply with the Infection Control Policies and Procedures of the Board and in such manner as may be appropriate for the educational setting and consistent with Article 27-F of the New York State Public Health Law or such other state or city regulation as may become applicable.

22.	IMMUNIZATIONS AND MEDICAL EXAMINATIONS

(a)	If a student who has failed to obtain any immunizations required by applicable laws and regulations is referred to the Provider by the CPSE for the provision of special services or programs, the Provider shall not enroll the student. However, the Provider shall not deny the enrollment of students referred by the CPSE solely on the basis that they have been exempted from said immunization requirements by reason of the application of §2164(8) or §2184(9) of the New York State Public Health Law.

(c)	In the event that a student who has established an enrollment fails to furnish a medical examination as may be required by the New York City Department of Health and Mental Hygiene for continued attendance at school, the Provider shall contact the family both in writing and whenever possible verbally, and make every reasonable attempt to induce the family to have the required medical examination completed. If the family continues to fail to furnish the required medical examination, the Provider shall promptly notify the CPSE that the student must be excluded. Within ten (10) days of the receipt of such notice, the CPSE shall advise the Provider whether the student shall be discharged.

(c)	When necessary, the Provider shall refer all issues involving a student's enrollment arising under paragraphs (22) (a) and (b) to the CBST or other office as the Board directs for possible resolution.

(d)	The Provider its agents and employees, shall strictly comply with all applicable provisions of the New York State Public Health Law and applicable Chancellor's Regulation as same may be amended from time to time.

23.	[Intentionally omitted.]
24.	NOTICES

(a)	Unless otherwise specified herein, any notices, notifications or communications between the parties, that are required to be provided under this Agreement, (hereafter described as "Notice" or "Notices") shall be given in writing, by email or by overnight delivery by Federal Express or other reputable courier service.

(b)	(1)	Where it is specified that notice is to be given to the "Board", the Provider shall give notice to the Board at the following address:

Director

New York City Department of Education

Chief Achievement Office

Students with Disabilities and English Language Learners

Central Based Support Team

1780 Ocean Avenue, 4th Floor

Brooklyn, New York 11230

(2)	Where it is specified in the Agreement that notice is to be given to a particular office of the Board, the Provider shall give notice to that office.

(c)	Providers shall submit and update as necessary the email addresses of at least two Provider staff designated by the Provider to receive written notices from the Board by email. Such submission shall be made through the Board's Certified Monthly Roster Component of CAFS or other system as the Board shall designate. Further, in that same database, Providers are also required to designate and update as necessary the physical address and name of responsible party to which the Board may send hardcopy mail. Failure to meet timelines set forth in this Agreement that begin with an email or hardcopy notification from the Board shall not be excused on the basis that the Provider's email addresses were outdated or that the addressees did not read or appropriately forward the Board's email or mail.

25.	INCORPORATION OF ATTACHMENTS AND APPENDICES ORDER OF GOVERNANCE

(a)	The indicated Attachments are incorporated into and made part of the Agreement (as applicable). Provided, however, an Attachment shall not be incorporated into and made part of the Agreement in the absence of the Commissioner's approval, in accordance with Article 89, of the Provider's provision of the Services described in the Attachment.

Attachment         Attachment Title

(A) Special Classes and Special Classes in Integrated Settings for Preschool Students with Disabilities

(B) Special Education Itinerant Services for Pre-School Students with Disabilities

(C) Individual Evaluations for Preschool Students with Disabilities

(b)	Except as provided below, the Board’s Standard Terms and Conditions (except for Sections 13, 16, 22, 23, 25.3(b), 25.4 and 25.7) and Supplemental Terms and Conditions are incorporated herein and made part of the Agreement. Section 12 of the Terms & Conditions is modified to permit Non-Reimbursable Expenses only to the extent that they are included in the tuition rate set by SED. Section 27 of the Terms and Conditions is modified to the extent that any requests for assignments are further subject to Education Law §4410. The Terms and Conditions are attached hereto as Appendix A.

(c)	In the event of a conflict between this document and Appendix A the following shall order of governance shall prevail. First, the Agreement and any Attachments, then Appendix A

26.	CO-OPERATIVE PLANNING

(a)	In order to: assure the provision of coordinated services to best meet the needs of students and to aid in reducing existing waiting lists; foster sharing of information about new instructional techniques, equipment, and devices; assure improved mechanisms to avoid necessary administrative problems or delays in payment for services; the Board and the Provider agree as follows:

(1)	The Board agrees to meet, upon request, with representatives of the Provider and other providers furnishing contracted for Services to students with disabilities.

(2)	The Provider agrees to attend all mandated conferences or workshops convened by the Board during the course of the school year which shall not exceed three (3) times per year. It is agreed that nothing in the Agreement obligates the Board to hold any minimum number of such conferences.

(3)	The Board shall provide to the representatives of the Providers and approved Providers at any such meetings, conferences or workshops, or directly to the Provider by periodic mailings, copies of all applicable official regulations, circulars, guidelines, policy statements or other documents.

(4)	Copies of the Providers' written requests for approval of the Commissioner (including supporting documentation), for items covered in the Commissioner's Regulations and/or SED policy statements and guidelines, including, but not limited to, acquisition of new facilities, purchase of equipment, changes in staffing curriculum or levels of service, shall be submitted to CBST or other office as the Board directs.

27.	SECURITY CLEARANCE AND HEALTH CLEARANCE

(a)	Security Clearance Definitions

(1)	"Designated Security Clearance Office" shall mean the Board's Office of Personnel Investigations or any other division/office/unit designated by the Chancellor or his designees to carry out, in whole or in part, the Board's Security Clearance Procedures.

(2)	"Personnel Eligibility Tracking System" ("PETS") shall mean the Board's online database available at https://schools.nyc.gov/offices/dhr/pets that allows the Provider to enter Staff information into an electronic roster ("Roster') in order to monitor the background clearance status of each Staff member.

(3)	Security Clearance Procedures includes, but is not limited to, the Board's fingerprinting procedures, criminal background checks, criminal history reviews and background investigation, the Provider's compliance with and the Board's monitoring of PETS, and any other procedures identified by the Board's Designated Security Clearance Office and as may be revised as necessary to ensure the safety and well-being of Board students.

(4)	"Staff' shall include any and all of Provider's employees, officers, directors, members, partners, agents, volunteers or consultants who, at any time during the Term of this Agreement, (i) have direct contact with students; or (ii) work in or visit a location during times that students are present unless such contact is only on an incidental and supervised basis; or (iii) have regular access to students' confidential information. Provider's Staff shall also include any Staff who become affiliated with the Provider after execution of this Agreement.

(b)	Procedures for Staff Subject to DOHMH/D01 Security Clearance

(1)	The Board recognizes that prior Agreements did not obligate center-based program Providers whose Staff were fingerprinted by the New York City Department of Investigation ("DOl") on behalf of the New York City Department of Health and Mental Hygiene ("DOHMH") to be fingerprinted by the Board, and that this current Agreement requires the application of the Board's Security Clearance provisions (as described in 27 (C) below) to all Provider Staff, notwithstanding that Staff may have been fingerprinted by the DOl. Therefore, in the case of center-based program Providers only, Providers may elect immediately to follow the procedures stated in paragraph 27 (c), below, or to phase in compliance as follows:

(A) Within 60 days of the start of School Year 2012/2013, all Staff providing direct services to students shall present to the Board for security clearance.

(B) Within 60 days of the start of School Year 2013/2014, all supervisory and executive Staff shall present to the Board for security clearance.

(C) Within 60 days of the start of School Year 2014/2015, all remaining Staff shall present to the Board for security clearance.

(D) It is understood and agreed that the election of the phase-in option provided in paragraph (b)(1), above, does not relieve Provider of its obligation to identify all Staff in PETS and to complete all relevant fields, notwithstanding that Staff who were fingerprinted by the DOl on behalf of DOHMH have yet to be fingerprinted by the Board.

(E)It is understood and agreed that Provider shall ensure that newly hired Staff are background cleared by the Board before providing service to Board students regardless of the phase-in category of their employment or consulting arrangement.

(F) It is understood and agreed that any of Provider's Staff who are not subject to DOHMH security clearance procedures must be fingerprinted by the Board notwithstanding the phase-in category of their employment or consulting arrangement.

(G) If Provider's program is situated outside New York City, Provider may elect to coordinate with the Designated Security Clearance Office to conduct the security clearance procedures by means other than requiring Staff to appear personally at the Board.

(H) For the sake of clarity, as more fully described in (c)(2) of this section Staff members who have been fingerprinted by the Board after July 1, 1990, do not have to be re-fingerprinted

(c)	SECURITY CLEARANCE PROCEDURES

(1)	The Provider shall comply with all rules and directions regarding Security Clearance Procedures that may be issued by the Board during the term of this Agreement. The Provider must contact the Board’s Designated Security Clearance Office within ten school days of signing this Agreement to commence fingerprinting of Staff in accordance with this Section. The Board shall provide Provider with a PETS user name and password. The Provider shall input the required information for all of Provider's Staff, including each Staff member's full name, Social Security number/Tax Identification Number, title or functional description, work address, email address and telephone number and such other relevant information as the Board may reasonably require. PETS will provide notification to the Provider if a Staff member is ineligible or becomes ineligible to render services to the Board due to security reasons. PETS notifications do not relieve Provider from its obligation to comply with the Board’s Security Clearance Procedures.

(2)	All Staff are required to undergo the Board's Security Clearance Procedures and be cleared to work with Board students by the Designated Security Clearance Office prior to commencing services with direct contact with the Board's students or access to their confidential information. If a Staff member has been fingerprinted by the Board after July 1, 1990, pursuant to any Agreement with the Board, the Staff member does not have to be reprinted. However, the Provider must add such Staff member to the Roster and ensure that the Staff member has been cleared prior to providing any services in accordance with this Agreement.

(3)	Provider has a continuing obligation to review and maintain its PETS Staff roster throughout the term of this Agreement:

(A)	The Provider must contemporaneously update information upon hiring new Staff, removing Staff, and/or identifying new PETS contact information.

(B)	Provider must respond within twenty-four hours to any notification and/or request for more information generated by PETS.

(4)	Provider shall grant the Board access to all Staff members' personnel records upon request, unless otherwise prohibited by law, for the purpose of conducting a background check and monitoring compliance with Security Clearance Procedures.

(5)	The Chief Executive Officer ("CEO") of the Division of Human Resources and Talent ("DHRT") for the Board or his/her designee shall determine, on an ongoing basis, whether and to what extent any Staff shall be ineligible to provide services under this Agreement for security reasons. The Board shall have the right to require the removal of any Staff who is the subject of an investigation by DHRT pending a final determination. In the event the CEO or his/her designee determines that Staff is ineligible, the Provider does hereby consent and agree to abide by the following:

(A)	The Board will notify the Provider and the individual of the specific grounds for the decision and will afford the individual and/or Provider an opportunity to present information on his/her/its own behalf; and,

(B)	Immediately upon notification, the Provider shall remove and bar the affected individual and/or entity from providing any services in furtherance of this Agreement, unless and until the decision is reversed or modified; and,

(C)	As soon as possible upon notification, if the removal of Staff pursuant to paragraph 6(b), above, will impact delivery of Services to Board students, Provider shall assign another Staff member to fulfill the duties and responsibilities of the removed individual and/or entity in connection with the performance of this Agreement, unless and until the decision is reversed or modified.

(D)	Provider shall make no demand for, nor be entitled to receive, any additional compensation for costs arising from the debarment of any one or more of its Staff.

(6)	Provider agrees not to hire or retain any person as a Staff member for purposes of this Agreement who is required to undergo Security Clearance Procedures and who refuses to grant authorization for fingerprinting or criminal record review; who has not completely and truthfully reported information concerning his/her criminal convictions; or who has a criminal conviction record, subject to and consistent with Article 23-A of the New York State Correction Law.

(7)	Provider is required to advise its Staff to notify Provider in the event that the Staff is arrested and charged with a felony, misdemeanor or violation in any jurisdiction. Thereafter, Provider shall:

(A) notify the Designated Security Clearance Office in writing or by hand delivery to 65 Court Street, Brooklyn, New York 11201 or by email to OPIARRESTNOTIFICATION@schools.nyc.gov within twenty-four hours of discovering such arrest; and

(B) submit a copy of (a) the criminal complaint,(b) a court order or disposition resolving the case and (c) any other documents deemed necessary by the Designated Security Clearance Office.

(8)	Provider or Provider Staff, as Provider elects, shall be responsible to pay for all fingerprinting costs at the time of fingerprinting.

(9)	Any waiver of the Security Clearance Procedures set forth herein or approval required hereunder shall not be effective unless in writing by the Chancellor or his designee.

(d)	Health Clearance

(1) All Providers subject to the requirements of the DOH or any other agency must comply with all applicable regulations and requirements for health clearance for their personnel.

(2) All Providers that are exempt from the requirements of DOH must maintain for each personnel, a statement from a certified physician, based on either a review of medical history or a medical exam, that the employee is medically fit to perform his/her assigned duties, with or without accommodation as construed under the Americans with Disabilities Act. Such statement shall include a tuberculin skin test or chest x-ray and a history of immunization.

(3) Health clearance records shall be kept on file and shall be confidential. The Board may at any time, require verification from the Provider that all required health clearance forms are on file, that they are updated as required, and that they include the minimum requirements as described above in subparagraph (a).

(4) Provider agrees to comply with changes in Board policy regarding health clearance screening including re-certification of health clearance.

28.	VENDEX

(a)	The Provider shall submit, prior to the execution of the Agreement, a fully completed Vendex form. Forms are available online at http://www.nyc.gov/html/mocs/html/research/vendex.shtml . The Vendex form is incorporated into and made part of this Agreement as if attached hereto. The Board has relied upon the information contained in the Vendex and in the event of an omission, misrepresentation, or false statement, the Board may terminate the Agreement with five (5) calendar days notice and shall be entitled to a return of all payments received by the Provider under the Agreement, if the information was materially false or intentionally omitted. Such termination shall be governed by the procedures set forth at paragraph 6(a) (3) of this Agreement.

(b)	The Provider, shall, upon execution of the Agreement, contemporaneously submit an Affirmation in a form required by the City Comptroller. Such Affidavit shall be deemed incorporated into and made a part of the Agreement as if fully attached hereto.

(c)	Any dispute arising from the Vendex Questionnaire shall be referred to the Chancellor or his/her designee for resolution.

29.	MISCELLANEOUS

(a)	No student or parent of a student shall be required to participate in any type of fund raising activity for the Provider.

(b)	No student or parent of a student shall be required to pay a fee to the Provider for any of the Services provided by the Provider pursuant to the Agreement. Provider must reimburse the student or parent of the student any funds that a student or parent of a student has delivered to the Provider upon provider’s notification of BOE approval of the enrollment of the student in Provider's program covered by this Agreement.

(c)	Nothing slated or required by the Agreement shall be in derogation of, or operate to abridge or alter, any rights conferred upon students or their parents by applicable laws and regulations.

(d)	Unless otherwise stated in this Agreement, communications will be made to Providers by the Board through email sent to the email addresses designated by the Provider. Providers are also required to provide and update as necessary the physical address and name of responsible party to which the Board may send hardcopy mail.

(e)	Submission of all reports and data shall be in a format prescribed by the Board and SED and shall include electronic data submission.

30.	SUBCONTRACTING

(a)	The Provider agrees not to enter into any subcontract for the performance of its obligations, in whole or in part, under this Agreement except upon a written request to the Board and the Board's written approval. If such approval is given, the Provider agrees that it is fully responsible to the Board for the acts and omissions of the subcontractors and of persons either directly or indirectly engaged by them as it is for the acts and omissions of persons directly employed by it. The Provider shall not in any way be relieved of any responsibility under this Agreement by any subcontract.

(b)	The following arrangements shall not be subject to the provisions of this Paragraph 30: 1) individual employer-employee contracts; 2) the engagement of individual independent contractors who will perform Services; and 3) provision of related services to students by agencies and/or individuals on the Board's Municipality List of Independent Providers(available at http://schools.nyc.gov/Academics/SpecialEducation/programs/relatedServices/RSinfo rmation.htm)

31.	DEFINITIONS

(a)	"Agreement" means this document and all incorporated Attachments and/or Appendices.

(b)	"approved student(s)", or "student(s)" means the children covered by the terms of the Agreement, and includes a child who: (1) has been classified by the committee on special education as a student with a disability and (A) has been recommended to receive special services or programs; (B) which Services, as specified in the child's IEP, have been determined by the Board to be appropriate to meet his individual needs; and (C) is enrolled in the Provider's State approved program.

(c)	"Article 89" means Article 89 of the New York State Education Law, §§ 4401 et seq.

(d)	"Board" means the Board of Education of the City School District of the City of New York or the Chancellor of the City School District of the City of New York and/or his designee(s).

(e)	"NPSP" means the Board's Bureau of Non-Public School Payables.

(f)	"CBST" means the Board's Central Based Support Team, which is located at 1780 Ocean Avenue, 4th Floor, Brooklyn, New York 11230.

(g)	"Commissioner" means the Commissioner of Education of the State of New York.

(h)	"Commissioner's Regulations", unless otherwise specified, means the applicable sections of Part 200 of Title 8 of the Commissioner's Regulations as published in the Official Compilation of the Codes, Rules and Regulations of the State of New York, as promulgated and/or amended in accordance with Article 89.

(i)	"Consolidated Fiscal Report" and/or "CFR" mean the consolidated fiscal report that is described and defined by §200.9 of the Commissioner's Regulations.

(j)	"CPSE" means the committee on special education as defined by § 4402 of Article 89 and the Commissioner's Regulations.

(k)	"days", or "daily", unless otherwise specified, means days on which the New York City Board of Education is open for business, and is not limited to those days on which the public schools are in session. It excludes Saturdays, Sundays and legal holidays.

(I)	"enrolled" means, and "enrollment" or "enroll" shall mean the period commencing with the approved student's first date of attendance at or legal absence from the Provider and terminating on the student's last date of attendance at or legal absence from the Provider, as defined and/or described by the provisions of §175.6 of the Commissioner's Regulations and section 14 of the Agreement.

(m)	"Individualized Education Program" and/or "IEP" shall be as defined by Article 89, the Commissioner's Regulations and the SOPM.

(n)	"OAG" means the Board's Office of Auditor General, which is located at 65 Court Street, Room 1101, Brooklyn, N.Y. 11201.

(o)	"parent" shall be as defined by the Commissioner's Regulations.

(p)	"process for payment" means, and "pay", "payment", or "payments" refer to the fact, that upon the Board's receipt, review and data entry of all information and documentation required to be provided by the Provider in support of the particular payment in question, the Board will complete all necessary and appropriate administrative tasks relative to the issuance of the payment in question, and thereafter notify the City Comptroller that such payment is due and owing to the Provider.

(q)	"related services" shall be as defined by §4402 of Article 89 and the Commissioner's Regulations. It shall specifically exclude related services provided for a student pursuant to any other agreement between the Board and the Provider and/or the Board and any other third party or parties.

(r)	"Services" means the special services or programs or related services, that the Provider furnishes in accordance with the terms of the Agreement.

(s)	"SED" means the Education Department of the State of New York.

(t)	"SDOH" means the New York State Department of Health.

(u)	"special services or programs" shall be as defined by §4401 and §4402 of Article 89 and the Commissioner's Regulations, and unless otherwise specified, shall include special classes, and related services provided pursuant to an IEP placing a child in either of these class settings.

(v)	"school year" shall mean the period from July 1 of any calendar year through June 30 of the subsequent calendar year, or any part thereof, that may be applicable to the operation of the Agreement.

(w)	"State Comptroller'' means the Comptroller of the State of New York.

(x)	"tuition rate" shall be the tuition rate as defined by §4405 of Article 89 and the Commissioner's Regulations with respect to special services or programs, which tuition rate has been certified in accordance with the Commissioner's Regulations for use in connection with the Provider's provision of Services at a specific, identified program site. Where applicable, it shall also mean "prospective rate", "interim rate", "corrected rate", "rate based on audit" or "reconciliation" rate, as such terms are defined by the Commissioner's Regulations or "instructional rate", "related services rate" or such other term as may in the future be defined by §200.9 of the Commissioner's Regulations.

32.	WRITTEN MODIFICATION; MERGER

(a)	This Agreement may not be modified except in writing signed by the parties, and approved by the Commissioner.

(b)	Requests on behalf of the Provider for modification of any of the terms of the Agreement shall be made in writing and directed to the Board's Deputy Chancellor for Instruction. Any such modification shall be subject to the approval of the Chancellor and then the Commissioner.

(c)	The Agreement represents the entire understanding of the parties, and no other prior or contemporaneous Agreement, oral or otherwise, regarding the subject matter of the Agreement shall be deemed to exist or to bind any of the parties hereto, or to vary any of the terms contained herein.

33.	TRANSPORTATION

(a)	The Provider shall indicate the days on which transportation is required for the upcoming school year no later than April 1 of the prior school year or within ten (10) school days of the Board's posting of the following school year's calendar, whichever is later, and shall, in addition, provide the start and end times of the school session times in an online calendar system provided by the Board.

(b)	If provider plans to modify the start and end times of sessions or adds a session that will affect the school's hours of operation during the current school year, the Provider shall notify CBST or other office as the Board directs and the Office of Pupil Transportation ("OPT") of such planned modification in a manner indicated and supplied by the Board.

(c)	Provider shall refrain from changing the session time hours of operation during the school year unless otherwise directed by NYSED, or an approved program with different operating hours is newly implemented, or emergency conditions warrant. In any case where hours of operation must be amended during the school year, Provider will notify CBST or other office as the Board directs and OPT in a manner indicated and supplied by the Board as soon as is practicable.

(d)	In the event the Board makes a data system available for Provider's use, Provider shall enter information pertaining to each of Provider's sites, including, but not limited to Site Director's name, email address, telephone number, fax, student pick up and drop off address, and days of service. With the understanding that the Board relies upon up-to-date student address information, Provider shall review the information in the system and make such changes as warranted. Upon notification from a student's parent that the student's bus pick up and/or drop off location has changed, Provider shall make that change in the system.

(e)	Providers shall submit to OPT with its school year calendar a snow emergency plan in a format to be provided by OPT.

(f)	Providers shall supervise the students during school bus arrival and departure.

(g)	Provider shall cooperate to every extent possible with transporter arrangements to conduct a minimum of 3 annual emergency bus drills. Provider shall maintain a record indicating the date such drills occurred.

(h)	Provider shall be responsible for providing sufficient personnel to assist students with disembarking from bus transportation up to fifteen minutes prior to the commencement of the student's session time.

(i)	Provider shall have written rules and procedures for safely getting special education students off and on transportation contractors' buses upon the students' arrival and departure from the school. Upon request, Provider shall supply copies of the rules and procedures to the Board and to each transportation contractor and its crew, including the transportation contractors' personnel who are responsible for arrival and departure procedures.

(j)	Providers shall inform parents about rules of student conduct and busing procedures, including those pertaining to procedures that will be followed in the event that the parent/guardian is not present to receive the student upon the return trip home.

(k)	The Provider shall maintain, and shall submit upon request in a format directed by the Board, up-to-date information, including the school name; mailing address; school bus drop-off address; busing coordinator name and phone number; and emergency school staff contact name and phone number.

(I)	The Provider shall maintain and shall submit upon request in a format directed by the Board up-to-date information disclosing the names of students' parents/guardians, their address, their BOE "handicap" and transportation medical alert codes, the school they attend and at the end of the year their transportation needs for the coming year, and their contact information; the names of students to whom MetroCards have been assigned as applicable; and, the names of students who started school bus transportation, but stopped riding the school bus.

(m)	Providers shall comply with all rules and regulations promulgated by the city, state or regulatory agency with respect to pupil transportation.

34.	SPECIAL CONDITIONS FOR RECEIPT OF IDEA VENDOR FUNDING

(a)	This Section 34 shall apply to funds distributed to Providers in their vendor relationship to the Department pursuant to federal Individuals with Disabilities Education Act and consistent with §4410-b of the New York State Education Law , Section 611 and Section 619.

(b)	Payment of IDEA vendor funds to the Provider will be made by the Board consistent with federal law and SED guidance and in accordance with procedures it has developed.

(c)	Provider agrees to notify the Department, in writing, within thirty (30) days of any change in its eligibility to receive IDEA funding for any grant year.

(d)	In each school year, by a date fixed by the Board with reasonable time to respond, Provider shall indicate in CAFS or a successor system whether Provider may be applying for IDEA vendor grant funds for the following grant year. If the Provider indicates that such funds may be sought, the Board shall use the data reported in Provider's CMR that is due no later than the second Wednesday in October to create a SEDCAR 1 form based on students who were enrolled for Services in the Provider's approved program(s) as of the current school year Basic Educational Data System ("BEDS") date and are eligible for such funding upon the Board's application of business rules that are consistent with grant guidelines. The Board shall post a report of the students who were counted for purposes of the SEDCAR-1 form and the Provider's SEDCAR 1 with notice to Provider to indicate again whether Provider is applying for IDEA grant funds. That submission of a request for IDEA grant funds shall serve as the submission of the Provider's SEDCAR 1 form.

(e)	If, pursuant to paragraph 34(d), Provider indicates that it is not applying for funds, or if the Provider fails to indicate whether it is applying for funds by the posted deadline, the Provider will not be eligible to receive IDEA vendor funds for the applicable grant year.

(f)	For the term of this Agreement, payment of IDEA vendor funds, including carry-over funds, shall be made by the Board to the Provider in accordance with the payment schedule described in the "Notice of Allocation." However, that schedule is subject to change contingent upon the timing of the Board's receipt of its allocation of funds and/or other time-sensitive actions by the SED.

(g)	It is understood and agreed that the payment schedule is further contingent upon Provider's submission, and the Board's approval, as indicated by the release of vendor grant funds, of a Budget and Narrative and its submission of expenditure reports, in a format prescribed by the SED and/or the Board, including, but not limited to, electronic format. As the Provider is receiving IDEA funds through its vendor relationship with the Board, and, as the Board is not obligated to issue payments to the Provider for use of funds inconsistent with the grant or for purposes with which the Board is not in agreement, the Board reserves the right to reject the Provider's proposed use of IDEA vendor funds in whole or in part and to require Provider to re-submit the Budget and Narrative with changes that are consistent with grant guidelines and the Board's determination as to the services/goods it seeks to obtain from the Provider on behalf of Board-placed students.

(h)	Provider agrees first to obligate "carry over" funds from any previous grant year before obligating any current year sub-allocated IDEA Section 611 and Section 619 funds. Provider further agrees not to obligate grant funds, including carry-over funds, beyond June 30th or the end date SED sets for the respective grant year. For purposes of this Agreement, funds are "obligated" when the cost is accrued as defined by the SED Reimbursable Cost Manual.

(i)	Provider agrees that IDEA funds will be expended in accordance with its approved Budget and Narrative and further agrees that it will disclose expenditures at such time and in such form as required by the SED and/or the Board. If it is determined by the Board that funds were expended in a manner not consistent with the budget and narratives approved by the Board, those funds will be subject to recovery by the Board.

(j)	Provider agrees to complete and submit a final expenditure report to the Board on or before a date and in a format directed by the Board. Failure to submit a final expenditure shall result in recoupment of the grant funds disbursed to Provider in that grant year.

(k)	The Provider's use of IDEA vendor funds is subject to audit and limited scope reviews as stated in Section 12. Provider must maintain and produce records in accordance with that Section.

(I)	The Provider shall comply with all applicable federal, state, and local laws in connection with IDEA vendor funding. If the Provider is in violation of aforesaid laws, and/or the terms of this Agreement, the Department shall have the right to terminate Provider's IDEA funding.

(m)	The Department reserves the right to amend this Section 34 by letter, as may be necessary, in order to address a change in applicable law, regulation and guidelines governing the operation of IDEA vendor funding.

35.	AFFIRMATION OF RESPONSIBILITY AND PAID TAXES

The Provider affirms and declares that said Provider is not in arrears to the City of New York upon any debt, contract or taxes and is not a defaulter, as a surety or otherwise, upon any obligation to the City of New York, and has not been declared not responsible, or disqualified, by any agency of the City of New York, nor is there any proceeding pending relating to the responsibility or qualification of the Provider to receive public contracts.

36.	INTERNET ACCESSIBILITY

Provider shall be required to maintain a high speed Internet connection for the Term of this Agreement in order to download and submit documents electronically through the Board's Special Education Student Information System.

NO FURTHER TEXT BELOW THIS LINE

IN WITNESS WHEREOF, the parties hereto have executed the Agreement the day and year first above written.

BOARD OF EDUCATION OF THE CITY SCHOOL DISTRICT OF THE CITY OF NEW YORK

FOR THE CHANCELLOR

Approved as to Program and Services:

Division of Students with Disabilities & English Language Learners

THIS CONTRACT FORM HAS BEEN APPROVED BY THE NEW YORK CITY DEPARTMENT OF EDUCATION OFFICE OF LEGAL SERVICES AND IS PENDING APPROVAL WITH NYSED. SHOULD NYSED APPROVAL REQUIRE ANY CHANGES TO THIS FORM, CONTRACTOR SHALL BE NOTIFIED AND SHALL AGREE TO INCORPORATE SUCH CHANGES OR THIS AGREEMENT SHALL TERMINATE. OTHER THAN CHANGES WHICH MAY BE REQUIRED FOR NYSED APPROVAL, NO ALTERATIONS, INSERTIONS, OR DELETIONS ARE PERMISSIBLE AND ANY SUCH ALTERATIONS, INSERTIONS, OR DELETIONS SHALL BE DEEMED NULL AND VOID.

PROVIDER

/s/ Jared M. Bauer
Signature

Jared M. Bauer
Print Name

President
Title

Interactive Therapy Group
Print Name of Provider

PROVIDER ACKNOWLEDGMENT

STATE OF NEW YORK)
COUNTY OF	) ss.:

On this 27th day June 2012, before me personally came JARED BAUER, to me known and known to me to be the President of Interactive Therapy Group to execute the foregoing Agreement on behalf of Interactive Therapy Group. and said JARED BAUER acknowledged that he/she executed the foregoing Agreement for and on behalf of Interactive Therapy Group

ARACELIS ALVAREZ	/s/ ARACELIS ALVAREZ
Notary Public, State of New York	Notary Public/Commissioner of Deeds
No. 01AL6247957
Qualified in Queens County
Commission Expires September 6, 2015

BOARD OF EDUCATION ACKNOWLEDGMENT

STATE OF NEW YORK	)
COUNTY OF NEW YORK ss.:

On this 15th day of 2012, August before me, the undersigned, a Notary Public in and for said State, personally appeared one Janet McDonald, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual or person upon behalf of which the individual acted, executed the instrument.

/s/ Ronald Eisenberg
Notary Public/Commissioner of Deeds

RONALD EISENBERG
Notary Public, State of Now York No. 31-5006130
Qualified in New York County
Commission Expires December 28, 2014

INDEX

Section

1.	Estimated Annual Cost of Agreement
2.	Term
3.	Services
4.	Payments, Payment Adjustments
5.	Medicaid and Records Maintenance
6.	Termination of Agreement
7.	Insurance- Indemnification
8.	Provider Staff
9.	Student Suspension
10.	Annual Consolidated Fiscal Reports and Certified Financial Statements
11.	Collaborative Agreements
12.	Audits, Limited Scope and Contract Complinace Reviews
13.	Retention of Records
14.	Facilities/Site Visits
15.	Attendance Records and Withdrawal/ Discharge Process
16.	Individual Student Files
17.	Periodic Educational and Related Service Progress Reports
18.	Other Reports
19.	Compliance with Law
20.	Mediation and Impartial Hearings
21.	Confidential HIV-Related Information
22.	Immunizations and Medical Examinations
23.	Intentionally Omitted.
24.	Notice
25.	Incorporation of Attachments and Appendices Order of Governance
26.	Co-operative Planning
27.	Security Clearance and Health Clearance
28.	Vendex
29.	Miscellaneous
30.	Subcontracting
31.	Definitions
32.	Written Modification; Merger
33.	Transportation
34.	Special Conditions for Receipt of IDEA Funding
35.	Affirmation of Responsibility and Paid Taxes
36.	Internet Accessibility

Attachments/Appendices

(A)	Special Classes and Special Classes in Integrated Settings for Preschool Students with Disabilities
(B)	Special Education Itinerant Services for Pre-School Students with Disabilities
(C)	Individual Evaluations for Preschool Students with Disabilities

Appendix A	Board's Standard Terms and Conditions and Supplemental Terms and Conditions

Appendix B	Medicaid Provider Agreement and Statement of Reassignment

ATTACHMENT A

SPECIAL CLASSES AND SPECIAL CLASSES IN INTEGRATED SETTINGS FOR PRESCHOOL

STUDENTS WITH DISABILITIES

I. COMMENCEMENT DATE FOR PROVISION OF SERVICES

(b)	The Board shall notify the Provider, in accordance with the SOPM, of the effective date for commencing the provision of special programs and services under the Agreement.

(c)	As used in the Agreement and in this Attachment A, "CPSE" refers to an internal unit within the Board's structure of the Committee on Special Education ("CSE"). The use of such organizational device is not intended to avoid any of the Board's legal obligations. It is understood that references to the "CPSE" shall include the CSE.

(d)	As used in this Attachment A, "SOPM" refers to the Board's internal Standard Operating Procedures Manual published on-line in School Year 2012/2013 and any amendments to the SOPM about which the Provider is notified.

II. SERVICES

(a)	Referral for IEP Development, Placement and Review

(1) The Provider shall participate in the referral process in accordance with Article 89, the Commissioner's Regulations, all other applicable laws and regulations. Upon appropriate notice given by the CPSE, or upon request of the parent, the Provider shall attend and participate in all CPSE/CSE review meetings held with respect to any student who is enrolled at, or receives any special services or programs pursuant to this Agreement, from the School, by arranging for the participation of the student's teacher as a member of the CPSE. Such participation shall comply with the requirements of Article 89, the Commissioner's Regulations, and all other applicable laws and regulations.

(2) To the extent possible, in order to ensure the participation of all mandated and non-mandated participants, meetings of the CPSE shall be held at a site and time that is mutually convenient to all such participants and the parent. In the event that any such persons are unable to attend a meeting, the CPSE shall attempt to employ any alternative means allowing for their participation, including conference telephone discussions (teleconferencing) in strict accordance with NYS guidelines on teleconferencing. The CPSE shall document the use of, and/or any attempt to utilize, an alternative means of participation. The final determination to employ an alternative means of participation, and the choice of a mutually convenient site and time for meetings of the CPSE, shall be within the sole discretion of the CPSE chairperson or the chairperson's designee.

(b)	Provision of Special Services or Programs

(1) The Provider shall provide such special services or programs, including bilingual services, as are recommended by the CPSE, approved by the Board, and stated in the student's IEP. Such services and programs must align with the Learning Standards set forth in Part 100 of the Commissioner's Regulations. Such service and programs may include assistive technology, supplies and equipment, and 1:1 classroom aides for which the Provider shall seek reimbursement in accordance with the procedures established by SED. The Provider shall not accept for enrollment any student for whom the Provider is not able to provide the services and programs required in the student's IEP.

(2) The Provider shall not enroll or initiate the provision of special services or programs to any student except upon: (A) the receipt of approval in accordance with the SOPM; and (B) where necessary the approval of the Board.

(3) In instances where child specific assistive technology devices are Board funded the device remains the property of the Board and Provider shall return the device to the Board upon discharge of the child from the Provider's program. Provider shall contact the CPSE with jurisdiction for that student to make arrangements for the return of the device.

(c)	Related Services

(1) The Provider shall provide such related services of the type, duration and frequency as are recommended by the CPSE, approved by the Board, and stated in the student's IEP.

(2) If the Provider is unable to provide any specific related services as required by the IEP, for any newly referred student, the Provider shall immediately notify the CPSE and parent in writing in accordance with the SOPM by stating on the preschool acceptance letter their inability to provide such related services and their commitment to look for an appropriate related service provider, so that the CPSE may consider whether to recommend the placement and/or arrange for alternate provision of such related services.

(3) The individuals providing each related service shall write, distribute and maintain reports for the related service in the same manner and frequency as required for Providers in paragraph 16 of the Agreement.

(d)	Modification, Revision, Initiation, or Termination of IEP Recommendations

(1) The Provider may not modify, revise, initiate or terminate the provision, duration or frequency of any of the special services or programs or assistive technology recommended by an approved student's IEP, or transfer the student to a staffing ratio other than the ratio recommended by the student's IEP, for any reason, unless such modification, revision, initiation, termination or transfer is first recommended by the appropriate CPSE, as the result of a requested or annual review meeting, and where necessary, with approval by the Board.

(2) If at any point during the school year, the Provider is unable to provide any student with any recommended special services or programs, related service, or assistive technology, and determines that there is no reasonable expectation that the full provision of such services or programs is to resume in the immediate future, the Provider shall immediately notify, in writing, by regular mail, the parent and the appropriate CPSE chairperson of such fact and the reason(s) therefore. Such notification shall specify the services or programs not being provided, the documented attempts taken by the Provider to correct the situation (including contacting the service providers on the municipal list) and the projected date of program or service resumption. The CPSE shall consider whether to terminate the placement and/or arrange for the alternate provision of such services or programs, related services or assistive technology.

(e)	Location of Special Services or Programs

(1) The Provider shall provide all special services or programs at an approved facility and site, having a physical plant appropriately equipped and supplied to meet the needs of the enrolled students, with a valid certificate of occupancy permitting the actual use(s) as a school or as a day care center or nursery.

(2) No student may be transferred from one facility of the Provider to another facility of the Provider except as the result of the recommendation and approval of the CPSE.

(f)	Parent Involvement/Conferences

(1) The Provider shall encourage the formation of, and provide technical assistance in, organizing parent organizations, which shall, to the greatest extent possible, have elected officers. Schedules of parent organization meetings shall be prepared by no later than November 1 of each school year that the Agreement is in effect, and maintained on site.

(2) The Provider is encouraged to organize and operate two parent-teacher conferences during the course of each school year that the Agreement is in effect. Such conferences should be held in consecutive school terms.

(3) The Provider shall, upon a parent's reasonable request, hold an individual parent conference in order to discuss matters relating to the provision of special services or programs to the student.

ATTACHMENT B

SPECIAL EDUCATION ITINERANT SERVICES FOR

PRESCHOOL STUDENTS WITH DISABILITIES

I COMMENCEMENT DATE FOR PROVISION OF SERVICES

(a)	The Board shall notify the provider, in accordance with the SOPM, of the effective date for commencing the provision of special education itinerant services under the Agreement.

(b)	As used in the Agreement and in this Attachment B, "CPSE" refers to an internal unit within the Board's structure of the Committee on Special Education ("CSE"). The use of such organizational device is not intended to avoid any of the Board’s legal obligations. It is understood that references to the "CPSE" shall include the CSE.

(c)	As used in this Attachment B, "SOPM" refers to the Board's internal Standard Operating Procedures Manual published on-line in School Year 2012/2013 and ay amendments to the SOPM about which the Provider is notified.

II SERVICES

(a)	Provision of Special Education Itinerant Services

(1) The Provider shall provide such SEIT services as are recommended by the CPSE, approved by the Board, and stated in the student's IEP.

(2) The Provider shall not enroll or initiate the provision of SEIT services to any student except upon the receipt of Board approval in accordance with the SOPM.

(3) The Provider shall, in accordance with the SOPM, execute one (1) SEIT Preschool acceptance letter for each student provided with SEIT services under this Agreement.

(4) If any point during the school year, the Provider is unable to provide any student with any recommended SEIT services, and determines that there is no reasonable expectation that the full provision of such program or services are to resume in the immediate future, the Provider shall immediately notify (within five days of the last date of SEIT services), in writing, by regular mail, the parent, the appropriate CPSE chairperson, and the administrator of the site where the SEIT services are provided of such facts. Upon receipt of such notification, in accordance with the SOPM, the CPSE shall notify the Provider of the student's discharge date.

(b)	Referral for IEP Development, Placement and Review

(1) The Provider shall participate in the referral process in accordance with Article 89, the Commissioner's Regulations, all other applicable laws and regulations. Upon appropriate notice given by the CPSE, or upon request of the parent, the Provider shall attend and participate in all CPSE review meetings held with respect to any student who is enrolled at, or receives any SEIT services pursuant to this Agreement, from the School, by arranging for the participation of the student's teacher as a member of the CPSE. Such participation shall comply with the requirements of Article 89, the Commissioner's Regulations, and all other applicable laws and regulations.

(2) To the extent possible, in order to ensure the participation of all mandated and non-mandated participants, meetings of the CPSE shall be held at a site and time that is mutually convenient to all such participants and the parent. In the event that any such persons are unable to attend a meeting, the CPSE shall attempt to employ any alternative means allowing for their participation, including conference telephone discussions (teleconferencing) in strict accordance with NYS guidelines on teleconferencing. The CPSE shall document the use of, and/or any attempt to utilize, an alternative means of participation. The final determination to employ an alternative means of participation, and the choice of a mutually convenient site and time for meetings of the CPSE, shall be within the sole discretion of the CPSE chairperson or the chairperson's designee.

(c)	Modification, Revision, Initiation, or Termination of IEP Recommendations

The Provider may not modify, revise initiate or terminate the provision, duration or frequency of any of the SEIT services recommended by an approved student's IEP for any reason, unless such modification, revision, initiation, termination or transfer is first recommended by the appropriate CPSE, as the result of a requested or annual review meeting, in accordance with the SOPM, and where necessary, with approval by the Board.

(d)	Location of Special Education Itinerant Services

(1) The Provider shall provide all special education itinerant services at a site initially identified by the parent and agreed to by the CPSE, including but not limited to an approved prekindergarten or head start program, the work site of the Provider, the student's home, a hospital, a state facility, or a child care location as defined in §4410 of Article 89.

(2) If a student thereafter receives such services at another site, the Provider shall immediately notify the parent and the CPSE of its intention to either continue or discontinue the provision of services at such alternate site.

(e)	Coordination of SEIT and Related Services

With respect to any student who is recommended to receive SEIT services and one or more related services, the SEIT Provider designated by the CPSE shall be responsible for coordinating the provision of all SEIT services and related services. The coordination shall be at no additional cost to the Board.

(f)	Parent Conferences

The Provider shall, upon a parent's reasonable request, hold an individual parent conference in order to discuss matters relating to the provision of SEIT services to the student. Such parent conference shall not be provided in place of, or be considered as a substitute for, any recommended SEIT service sessions.

ATTACHMENT C

INDIVIDUAL EVALUATIONS FOR

PRESCHOOL STUDENTS WITH

DISABILITIES

I COMMENCEMENT DATE FOR PROVISION

OF INDIVIDUAL EVALUATIONS

(a)	The Provider shall commence the provision of an Individual Evaluation subsequent to its selection by a parent as the State approved evaluation site, and receipt of the parent's consent, as evidenced on Board supplied and approved consent form, to conduct an Individual Evaluation.

(b)	As used in the Agreement and in this Attachment C, "CPSE" refers to an internal unit within the Board's structure of the Committee on Special Education ("CSE"). The use of such organizational device is not intended to avoid any of the Board's legal obligations. It is understood that references to the "CPSE" shall include the CSE.

(c)	As used in this Attachment C, "SOPM" refers to the Board's internal Standard Operating Procedures Manual published on-line in School Year 2012/2013 and any amendments to the SOPM about which the Provider is notified.

II SERVICES

(a)	Individual Evaluations

(1)   The Provider shall provide each student covered by the Agreement with an Individual Evaluation, as required by the CPSE, and in accordance with §4410 of Article 89, the Commissioner's Regulations, and all other applicable laws and regulations, and shall comply with all matters required of evaluation sites by the Board as set forth in the SOPM.

(2)   Individual Evaluations shall be provided:

(A)  at no cost to the parent;

(B)  in English or the student's dominant language, as may be determined by administration of the Home Language Survey, a parent intake interview, or any information obtained from the student's current teacher, early intervention official with knowledge of the student, or other referral source in accordance with the standards and requirements of the SOPM for bilingual evaluation and determination of Limited English Proficiency.

(i)   Bilingual Individual Evaluations shall be provided in accordance with the guidelines issued by the SED.

(3)   The Provider shall not:

(A) conduct any initial Individual Evaluation until parental consent for such Individual Evaluation has been received in accordance with the SOPM;

(B) conduct any updated Individual Evaluation without first obtaining the prior written authorization of the CPSE.

(4)  The Provider may, without seeking CPSE pre-approval, conduct a psychological evaluation, a social history, an educational evaluation, an observation, and a physical exam. The Provider, may, in addition, conduct up to two (2) additional assessments, but only if the Provider notifies the Chair of the CPSE by email clearly stating its intention to conduct such additional assessment(s) and the reason(s) therefor, and the Chair either agrees or fails to respond after two full school days from the date of the Provider's email. Any additional assessments shall not be conducted and shall not be billable unless the Provider seeks permission by email clearly stating its request and the reason(s) therefor, to the Chair and the Chair expressly agrees to the particular assessment(s).

(5)  The Provider shall be precluded from obtaining any reimbursement for any Individual Evaluation conducted in the absence of required prior written consent or authorization as described in this Attachment.

(6)  Within twenty (20) days of the Provider's receipt of either: (A) parental consent to conduct an initial Individual Evaluation (SOPM Form C-1P); or (B) parental consent and the CPSE chairperson's authorization to conduct a re-evaluation, the Provider shall conclude the Individual Evaluation, evaluation summary and translations as required by the SOPM and forward documents to the appropriate parties as required by the SOPM.

(7)  The Provider shall ensure that each component of the Individual Evaluation is dated, signed and indicates the appropriate certification(s) and/or license(s) of the person (s} who conducted respective component.

(b)	CPSE Review Meetings

(1) (A) Upon appropriate notice given by the CPSE or upon the request of the parent, the Provider shall attend and participate in all CPSE review meetings held with respect to any student who has received an Individual Evaluation pursuant to the Agreement from the Provider, by arranging for the participation of a staff member who conducted a component of the Individual Evaluation, or who is knowledgeable about the Evaluation components, at the CPSE review meeting. Such participation shall comply with the requirements of Article 89, the Commissioner's Regulations, and all other applicable laws and regulations. (B) If the student received a bilingual Individual Evaluation, the Provider shall provide the CPSE, as part of the Individual Evaluation, with a daytime phone number that will enable the CPSE to contact the bilingual evaluator in connection with any questions that may arise at the CPSE meeting in connection with the any component of the bilingual Individual Evaluation.

(2) To the extent possible, in order to ensure the participation of all mandated and non-mandated participants, meetings of the CPSE shall be held at a site and time that is mutually convenient to all such participants and the parent. In the event that any such persons are unable to attend a meeting, the CPSE shall attempt to employ an alternative means allowing for their participation, including conference telephone discussions (teleconferencing) in strict accordance with NYS guidelines on teleconferencing. The CPSE shall document the use of, and/or any attempt to utilize, an alternative means of participation. The final determination to employ an alternative means of participation, and the choice of a mutually convenient site and time for meetings of the CPSE, shall be within the sole discretion of the CPSE chairperson or the chairperson's designee.

(c)	Individual Student Files

(1) The Provider shall maintain an individual file for each student. This file shall contain a complete and current record of all aspects of any Individual Evaluation(s) provided to the student by the Provider. Such file shall include, without limitation, copies of all evaluations components, test or assessments, all documentation from the CPSE which may be in the possession of the Provider, requiring the provision of Individual Evaluations, all provider notes documenting the provision of Individual Evaluations, all individualized notices provided to parents which may have been issued by the Provider, all signed STAC-5, and STAC-5a forms, and any and all documentation prepared and maintained by the Provider with respect to services paid by or reimbursed through Medicaid in accordance with paragraph 5 of the Agreement. The file shall be available at the Provider's offices during school hours for review by representatives of the Board and the SED. Such portion of the file that is specifically related to the provision of services that are paid by or reimbursed through Medicaid shall be made available for review by representatives of the SDOH.

(2) Prior to commencing the evaluation of a student, the Provider shall notify parents of their right to review records related to the evaluation, in accordance with the SOPM.

(3) The Provider shall maintain on file at the Provider's site, for the period of time stated in paragraph 11 of the Agreement, the protocols relating to any evaluation components, tests or assessments used in evaluating any students covered under the Agreement.

(4) The Provider shall furnish all members of the CPSE with copies of the Individual Evaluation summary and components. The evaluation components shall be translated into the parent's preferred language, or other mode of communication, as may be required by applicable law.

III PROCESSING OR REIMBURSEMENT FOR INDIVIDUAL EVALUATIONS

(a)	General

(1) Payments to the Provider for services provided under the agreement shall be processed only for those students for whom the provider has submitted all appropriate documentation, as required by the Agreement.

(2) The Provider is prohibited from claiming any reimbursement for the provision or review of Individual Evaluations that have not been provided: (1) in accordance with applicable law and regulation, and/or the terms of the Agreement; or (2) directly by the Provider, or conducted at the direct request, of the CPSE. The Board shall have the right to recover any payment(s) made to the Provider for such prohibited Individual Evaluations, and the Provider's obligation to reimburse the Board for, and/or return, such payment(s) shall remain an obligation that survives the termination of the Agreement.

(3) Absent approval from the CBST, an Individual Evaluation Provider is prohibited from serving as an individual related service provider for any student for whom it has provided an Individual Evaluation. However, an agency-based Individual Evaluation Provider which is also a provider of special services or programs and/or SEIT services under the Agreement is not precluded from providing related services, under the terms and conditions of either Attachment A and/or Attachment 8, for a student for whom it has conducted an Individual Evaluation.

(b)	Submission of STAC-5 Evaluation Forms

For each child or student that the Provider has provided an Individual Evaluation the Provider shall:

(1) Within twenty (20) days from the receipt of (A) parental consent for an initial evaluation (SOPM Form C-1P), or (B) authorization by the CPSE for an updated Individual Evaluation, complete a STAC-5 Evaluation Form and forward same to the appropriate CPSE in accordance with the SOPM; and

(2) Where the Provider has translated any summary report of an evaluation or documentation of an evaluation, the Provider shall also forward to the CPSE written statements documenting the cost of such translations as reported on the STAC-5 Evaluation Form. The Provider shall maintain copies of all such statements in accordance with the terms of paragraph 11 of the Agreement.

(c)	Processing of Payments

During each school year that the Agreement is in effect, reimbursement of the cost of all Individual Evaluations and translations of evaluation summaries, as calculated in accordance with the provisions and methodologies of §200.9 of the Commissioner's Regulations, shall be processed for payment to the Provider as follows:

(1) Upon receipt of the documentation specified immediately above in subsection Ill (b), the CPSE shall verify the completeness of the information contained in such documents and data enter all verified information as follows:

(A) (i) For every child who receives a CPSE review meeting to consider the results of an Individual Evaluation conducted in accordance with the agreement, at the CPSE review meeting, the CPSE shall verify the information contained in the STAC-5 Evaluation Form and furnish the Provider with a signed copy of such Form; and

(ii) The CPSE shall data enter all verified information at the same lime that recommendations made in the student's IEP are data entered, whenever possible, but in no event later than twenty (20) days after the date of the CPSE review meeting.

(B) For every child who does not receive a CPSE review meeting to consider the results of an Individual Evaluation conducted in accordance with the Agreement: (I) the Provider shall, within twenty (20) days of receipt of notice of the child's withdrawal from the review process, submit the evaluations, evaluation summary and STAC-5 Evaluation Form [all required documentation] to the CPSE; and (II) the CPSE shall thereafter promptly verify the information contained n the STAC-5 Evaluation Form, and data enter the information within twenty(20) days of receipt and verification of the evaluation report. At such time, the CPSE shall also furnish the Provider with a signed copy of the Form.

(2) The NPSP shall thereafter, on a weekly basis, process payment for all services stated in the STAC-5 Evaluation Forms submitted by the Provider, that have been verified and data entered by the CPSE during the previous calendar week.

(3) The NPSP shall provide the Provider with a written report of all processed payments, which shall accurately identify the services and students for which payment has been processed.

APPENDIX A

TERMS AND CONDITIONS

1.	Definitions

A.	Words used in this Agreement shall have their ordinary meanings in the English language, except that scientific, technical, specialized or foreign words shall be given their appropriate scientific, specialized or foreign meanings, and definitions specifically provided elsewhere in the Agreement shall apply.

B.	The following words, names and titles shall have the following meanings:

(1)	"The Board" means the Board of Education of the City School District of the City of New York.

(2)	"The City" means the City of New York.

(3)	"Contract Budget Detail" means the document attached to and incorporated into the Agreement explaining and limiting how funds paid hereunder are to be expended by the Contractor.

(4)	"The Comptroller" and "The Commissioner of Finance" mean the Comptroller and the Commissioner of Finance of the City, respectively.

(5)	"The Chancellor" means the Chancellor of the Board.

(6)	“Approved”, "Required," ''Directed,"Specified," "Designated" or "Deemed Necessary, unless otherwise expressed, mean approved, required, directed, specified, designated, or deemed necessary, as the case may be by the Chancellor or his designee.

(7)	"Completion" means full and complete compliance with every requirement of the Agreement by the Contractor as certified by the Chancellor or his designee.

(8)	"Final Payment" means (i) the payment or refund by the Board or City of any moneys that exhausts the amount of money made available under the Agreement or (ii) any payment marked "Final Payment."

2.	Captions

The headings of this Agreement, the paragraphs, and subparagraphs of the Agreement, and of any attachments, are included solely for convenience and reference, and they shall not be used in any way to interpret this Agreement.

3.	Conditions Precedent

This Agreement shall not become effective or binding upon the Board until:

(1) it shall have been approved as to legal sufficiency by the Board's Office of Legal Services; (2) it shall have been executed by the Chancellor; (3) it shall have been approved as to legal authority by the New York City Law Department; (4) it shall have been registered by the Comptroller; (5) it shall have been approved by the New York State Education Department, if applicable; and, (6) the Comptroller shall have issued a certificate indicating there remains unexpended and unapplied a balance of the appropriation or fund applicable hereto sufficient to pay the estimated expense of performing the Agreement as certified by the Board. A Requirement Agreement for an extended period will require an endorsement upon the Agreement from time to time as services and/or items and materials are ordered, of the sufficiency of the appropriation applicable towards the payment for said services and/or materials as and when ordered. (Rev. 4/16/01)

4.	Compliance with Laws

In connection with the performance of this Agreement, the Contractor shall comply with all applicable laws, rules and regulations. The parties hereto agree that every provision of law required to be inserted herein be deemed a part hereof. It is further agreed that if any such provision is not inserted or is incorrectly inserted, through mistake or otherwise, this Agreement shalt be deemed amended so as to comply strictly with the Law.

5.	Unlawful Provisions Void

If this Agreement contains any unlawful provisions or portions thereof, they shall be deemed deleted from the Agreement and the remainder of the Agreement shall remain in full force and effect. If the deletion of such provision frustrates the purpose of this Agreement, either party may make application to the Chancellor's designee for relief. (Rev. 10/4/02)

6.	Religious Activity Prohibited

There shall be no religious worship, instruction, proselytizing, or other religious activity in connection with the performance of this Agreement.

7.	Political Activity Prohibited

No Board property provided to the Contractor hereunder for the purposes of this Agreement shall be used for any political activity or to further the election or defeat of any candidate for public office. As used herein the term "Board property" shall include, but not be limited to, supplies, work sites, funds advanced and services.

8.	Publication and Publicity

The Contractor or anyone employed by the Contractor may not publish the results of its participation or findings in the performance of this Agreement without the prior written approval of the Chancellor or his designee. All approved publications shall acknowledge that the program is supported by funds from the Board. Five true copies of each approved publication shall be furnished to the Board without charge. (8/29/88)

9.	Copyright

If the Contractor or anyone employed by the Contractor shall write, record or otherwise produce copyrightable material within the scope or in furtherance of this Agreement, the Board shall be considered the author for purposes of copyright, renewal of copyright, and termination of copyright and, unless expressly waived in a written instrument signed by the Chancellor or his designee, the owner of all of the rights comprised in the copyright. (6/88)

10.	Patents

Any invention or discovery arising out of or developed in furtherance of this Agreement shall be promptly and fully reported to the Board. The Board shall have the exclusive right to apply for patent protection on such invention or discovery and to determine how the rights in said invention or discovery, including rights under any patent issued thereon, shall be disposed of and administered.

11.	Accounting for Property

If any property is acquired by the Contractor with funds provided by the Board under this Agreement, the property shall be deemed purchased by the Board for the use of the Contractor during the term of the Agreement shall be permanently embossed "Property of New York City Board of Education" and shall be returned to the Board, at the Contractor's expense, within thirty (30) days after the end of said term, unless the Contractor is otherwise notified in writing by the Chancellor or his designee. (6/21/88)

12.	Non-Reimbursable Expenses

The following items may not be claimed as a direct or indirect cost of the Services provided under this Agreement:

a.	rental expense of apartments;
b.	interest on loans;
c.	penalties for delinquent filing of tax returns;
d.	political or charitable contributions;
e.	advertising and promotions;
f.	legal expenses;
g.	key-man life insurance premiums;
h.	federal, state and city income taxes, state and city franchise taxes, and any costs for the preparation of such tax returns;
i.	expenses incurred in preparing for operations;
j.	cost of employee meals and lodging except when traveling outside the City and pursuant to the Contract Budget Detail of this Agreement;
k.	entertainment, gratuities, and any other items of a personal nature;
I.	long distance telephone calls unless directly related to the services provided under the terms of this Agreement;
m.	any expense not ordinary, necessary or reasonable in the performance of the Agreement.

13.	Limitation on Overhead

Notwithstanding any provision of this Agreement to the contrary, the Contractor shall be reimbursed for overhead costs equal to the lesser of either (1) the amount specified in the Contract Budget Detail of this Agreement or (2) the amount calculated by multiplying the total direct labor cost plus fringe benefits stated in the Contract Budget Detail of this Agreement by a fraction, the numerator of which shall be the total of all the Contractor's overhead costs during the term of this Agreement for all operations, and the denominator of which shall be the total of all of the Contractor's direct labor costs plus fringe benefits during the Term of this Agreement for all operations.

14.	No Extra Compensation

The Contractor shall not seek, ask for, demand, sue for or recover, as extra compensation or otherwise, any sum for labor, materials or Services other than the compensation agreed upon and fixed.

15.	Invoices and Payments

The Contractor shall furnish proof of performance with each invoice, and shall comply with all Board requirements concerning the manner in which invoices are to be submitted. The Contractor shall not be entitled to demand or receive full or partial payment, until each and every one of the provisions of this Agreement is complied with, and the Chancellor or his designee shall have given written certification to that effect. Nothing contained herein shall be construed to affect the right hereby reserved by the Board to reject the whole or any portion of the performance, should said certification be inconsistent with the terms of this Agreement, or otherwise erroneously given.

16.	Cancellation of Grant Funding

If the goods or Services to be provided hereunder are to be paid for, in whole or in part, by means of grant funding received by the Board from federal, state, city or private sources, the obligation to pay the Contractor shall be subject to the continuing availability of said funding. The Board shall notify the Contractor within five (5) business days from the date the Board receives written notice of the cancellation of grant funding, in whole or in part, whereupon the Contractor may cease further performance of this Agreement to the extent said performance would not be supported by grant funding. However, the Board may, at its option, require completion of performance of this Agreement by the Contractor upon giving written assurance, signed by the Chancellor or his designee, within fifteen {15) business days of the date the Board receives written notice of such cancellation, that the completed performance of this Agreement shall be supported by other available funds.

17.	No Estoppel

The Board, City, and their respective departments, divisions and offices, shall not be precluded or estopped by a statement or document issued by or on behalf of the Board or the City, from indicating the true value of Services performed and supplies furnished by the Contractor or by any other person pursuant to or as a result of this Agreement, or from indicating that any such return or certificate is untrue or incorrect in any particular, or that the Services performed and supplies furnished or any part thereof do not in fact conform to the provisions of the Agreement. Notwithstanding any such statement or document, or payment in accordance therewith, the Board and the City shall not be precluded or estopped from demanding and recovering from the Contractor such damages as may be sustained by reason of the Contractor's failure to comply with the provisions of this Agreement.

18.	Acceptance of Final Payment

Receipt and negotiation by the Contractor, or by any person claiming under this Agreement, of the Final Payment hereunder, notwithstanding whether such payment be made pursuant to any judgment or order of any court, shall constitute a general release of the Board from any and all claims and liability for anything done, furnished, or relating to the labor, materials, or services provided, or for any act of omission or commission of the Board or its agents and employees. Said release shall be effective against the Contractor and the Contractor's representatives, heirs, executors, administrators, successors, and assigns.

19.	Claims- Limitation of Action

No action at law or equity shall be maintained by the Contractor, its successors or assigns, against the Board on any claim based upon or arising out of this Agreement, or out of anything done in connection with this Agreement, unless such action shall be commenced within six (6) months after the date of filing of the voucher for final payment hereunder or within six (6) months of the required completion date for the services performed hereunder, whichever is sooner. None of the provisions of Article 2 of the Civil Practice Law and Rules shall apply to any action against the Board arising out of this Agreement.

20.	Notices

The Contractor's address stated on page 1 of this Agreement is hereby designated as the place where all notices, letters or other communications directed to the Contractor shall be served, mailed or delivered. Any notice, letter or other communication directed to the Contractor and delivered to such address, or sealed in a post-paid wrapper and deposited in any post office box regularly maintained by the United States Postal Service, shall be deemed sufficient service thereof upon the Contractor. Said address may be changed at any time by an instrument in writing, executed and acknowledged by the Contractor and delivered to the Chancellor's designee. Nothing herein contained shall be deemed to preclude or render inoperative personal delivery of any notice, letter or other communication, written or oral, to the Contractor. Whenever it shall be necessary or required to prove the delivery of any notice, an affidavit describing such delivery shall be conclusive evidence of such delivery.

21.	Amendments and Waivers

A.	This Agreement may be amended by a written instrument signed by an authorized officer for the Contractor, and by the Chancellor or his designee. No amendment materially affecting the substance hereof shall be effective unless authorized by the Chancellor, and a copy of said authorization is attached to the amendment and incorporated therein. (Rev. 11/27/02)

B.	No waiver by the Board of any term or condition hereof shall be effective unless in writing and signed by the Chancellor or his designee. Any waiver shall be specifically limited to its terms, and shall not be deemed applicable to subsequent like circumstances.

C.	Any purported oral amendment or waiver shall be void.

22.	Suspension of Deliveries

The Chancellor or his designee, may postpone, delay, or suspend the delivery of the goods or Services, or any part thereof, without additional compensation to the Contractor. In such event, (A) the time established for performance by the Contractor of any duty during the Term of this Agreement may, at the Contractor's option, be extended for the number of days the Contractor was delayed by said suspension, postponement, or delay provided the Term is not thereby extended; however, (B) the Term may, at the Board's option, be extended for the number of days the Contractor was delayed by said suspension, postponement, or delay.

23.	Cancellation

A.	If the Contractor violates any provision of this Agreement, the Chancellor or his designee may pursue any legal or equitable remedies available to the Board. In addition, the Chancellor or his designee may seek to have the Contractor declared in default by a panel to be designated by the Chancellor. In the event that the Chancellor's designee shall determine the Contractor to be in default, the Board may cancel this Agreement and shall thereafter be relieved of all liability hereunder. Upon a finding of default in violation of this contract, the Contractor shall be deemed not responsible and disqualified from bidding for a period of four years, unless in such finding of default, a lesser penalty is imposed by reason of mitigating circumstances. (Rev. 10/4/02)

B.	In the event of breach of this Agreement by the Contractor, the Board shall have the right to cancel and terminate said Agreement, and the Contractor shall be liable to the Board for any additional cost of completion of the within services, the Board's other costs in connection with the termination, reletting and completion of the services. All such costs, along with any liquidated damages for delay provided herein, may be assessed by the Board against the Contractor and deducted by the Board from payment to be made to the Contractor under this or any other Agreement at any time between the Contractor and the Board or City. In the event that said costs exceed all sums owed at the termination date of this Agreement, the Contractor shall pay the amount of such excess to the Board upon notice from the Board of said amount, and in the event that said costs and liquidated damages are less than the sum payable under this Agreement as if same had been completed by the Contractor, the Contractor shall forfeit all claims to the difference to the Board. If the Board undertakes to secure the services or any part thereof under this section of the Agreement, the certificate of the Chancellor or his designee indicating the amount of services secured, the cost and excess cost, if any, of completing this Agreement, and the amount of liquidated damages hereunder, shall be conclusive and binding upon the Contractor, its assigns and all other claimants.

24.	Board Determination

The Chancellor or his designee shall in all cases determine the acceptability of the labor, materials, or Services which are delivered pursuant to this Agreement, including but not limited to their quality, delivery, and condition, and shall in all cases decide every question which may arise relative to the performance of this Agreement. The Contractor may not rely upon, and the Board shall not be bound by, any explanations, determinations or other statements by or from the Board which are not in writing and signed by the Chancellor or his designee.

25.	Investigations

25.1	The Contractor agrees to cooperate fully and faithfully with any investigation, audit or inquiry conducted by a State of New York (State) or City of New York (City) governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by the governmental agency that is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license that is the subject of the investigation, audit or inquiry.

25.2(a)	If any person who has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding refuses to testify before a grand jury or governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of, or performance under, any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision or public authority thereof, or the Port Authority of New York and New Jersey, or any local development corporation within the City, or any public benefit corporation organized under the laws of the State of New York; or,

25.2(b)	If any person refuses to testify for a reason other than the assertion of his or her privilege against self-incrimination in an investigation, audit or inquiry conducted by a City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the governmental agency that is a party in interest in, and is seeking testimony concerning the award of, or performance under, any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision thereof or any local development corporation within the City, then:

25.3(a)	The commissioner or agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license may convene a hearing, upon not less than (5) days written notice to the parties involved to determine if any penalties should attach for the failure of a person to testify.

25.3(b)	If any non-governmental party to the hearing requests an adjournment, the commissioner or agency head who convened the hearing may, upon granting the adjournment, suspend any contract, lease, permit, or license pending the final determination pursuant to paragraph 25.5 below without the City and Board incurring any penalty or damages for delay or otherwise.

25.4	The penalties which may attach after a final determination by the commissioner or agency head may include but shall not exceed:

(a)	The disqualification for a period not to exceed five (5) years from the date of an adverse determination for any person, or any entity of which such person was a member at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the City and Board; and/or

(b)	The cancellation or termination of any and all such existing City and Board contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this agreement, nor the proceeds of which pledged, to an unaffiliated and unrelated institutional lender for fair value prior to the issuance of the notice scheduling the hearing, without the City and Board incurring any penalty or damages on account of such cancellation or termination; monies lawfully due for goods delivered, work done, rentals, or fees accrued prior to the cancellation or termination shall be paid by the Board.

25.5	The Commissioner or agency head shall consider and address in reaching his or her determination and in assessing an appropriate penalty the factors in paragraphs (a) and (b) below. He or she may also consider, if relevant and appropriate, the criteria established in paragraphs (c) and (d) below in addition to any other information which may be relevant and appropriate:

(a)	The party's good faith endeavors or lack thereof to cooperate fully and faithfully with any governmental investigation or audit, including but not limited to the discipline, discharge, or disassociation of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought.

(b)	The relationship of the person who refused to testify to any entity that is a party to the hearing, including but not limited to, whether the person whose testimony is sought has an ownership interest in the entity and/or the degree of authority and responsibility the person has within the entity.

(c)	The nexus of the testimony sought to the subject entity and its contracts, leases, permits or licenses with the City and the Board.

(d)	The effect a penalty may have on an unaffiliated and unrelated party or entity that has a significant interest in an entity subject to penalties under 25.4 above, provided that the party or entity has given actual notice to the commissioner or agency head upon the acquisition of the interest, or at the hearing called for in 25.3(a) above gives notice and proves that such interest was previously acquired. Under either circumstances the party or entity must present evidence at the hearing demonstrating the potential adverse impact a penalty will have on such person or entity.

25.6	(a)	The term "license" or "permit" as used herein shall be defined as a license, permit, franchise or concession not granted as a matter of right.

(b)	The term "person" as used herein shall be defined as any natural person doing business alone or associated with another person or entity as a partner, director, officer, principal or employee.

(c)	The term "entity" as used herein shall be defined as any firm, partnership, corporation, association, or person that receives monies, licenses, leases, or permits from or through the City or Board or otherwise transacts business with the City or Board.

(d)	The term "member" as used herein shall be defined as any person associated with another person or entity as a partner, director, officer, principal or employee.

25.7	In addition to and notwithstanding any other provisions of this agreement, the commissioner or agency head may in his or her sole discretion terminate this agreement upon not less than three (3) days written notice in the event the Contractor fails to promptly report in writing to the Commissioner of Investigation of the City of New York any solicitation of money, goods, requests for future employment or other benefit or thing of value, by or on behalf of any employee of the City or Board, or other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this agreement by the Contractor or affecting the performance of this agreement.

26.	Reports, Inspection and Records

A	The Contractor shall promptly provide all reports required by the Board, including without limitation, financial, program, statistical, analytical, narrative and progress reports. Unless otherwise provided herein, the final payment hereunder shall not be made until all reports have been submitted and approved by the Board.

B.	The Contractor shall, until six (6) years after completion of its services hereunder or six years after date of termination of this Agreement, whichever is later, maintain and retain complete and correct books and records relating to all aspects of the Contractor's obligations hereunder. Records must be maintained separately, so as to identify clearly the hours charged to this Agreement and be distinguishable from all other hours charged which are not related to this Agreement.

C.	The Contractor shall make its staff, and premises, books, records, operations, and Services provided under this Agreement, and those of its subcontractors, available to the Board and to any person, agency or entity designated by the Board, at any time, for program, audit, fiscal audit, inspection, observation, sampling, visitation and evaluation, and shall render all assistance and cooperation for said purposes. The Contractor agrees to attend, upon demand, any investigation conducted by the Board to produce any records and other documents required by the Board at that investigation, to cooperate with the Board, and to give sworn testimony pertaining to those documents or the subject of the investigation;

provided only that the investigation, testimony, records and documents relate to the subject of the Contractor's relationship with the Board of Education. If a corporation, partnership or government agency, the Contractor agrees to require its officers, employees and partners to comply with the foregoing.

D.	In its record keeping the Contractor shall also comply with all federal, state and local laws and regulations pertaining to such records, including, without limitation, the regulations of the Comptroller, and shall require its subcontractors to do likewise.

E.	In the event that any federal, state or local government agency, or other public or private agency conducts an audit of any of the Contractor's operations which pertains directly or indirectly to the goods and services provided pursuant to this Agreement, within five (5) working days after receipt by the Contractor of notice of the commencement of such audit the Contractor shall give notice of such commencement to the Board; and within five (5) working days after receipt by the Contractor of a copy of any resulting interim or final audit report, the Contractor shall supply one copy thereof to the Board. (6/24/88)

27.	Non-Assignment of Contract

The Contractor shall give its personal attention to the faithful performance of this Agreement. The Contractor covenants that it will not assign, transfer, convey, sublet or otherwise dispose of this Agreement or its right, title or interest therein or its power to execute such Agreement, to any other person or corporation without the previous written consent of the Chancellor or his designee. Request for permission to assign a contract shall be submitted in writing to the Chancellor's designee, Executive Director of the Division of Financial Operations, 65 Court Street, Brooklyn, New York 11201. A non-refundable processing fee of $250.00 for contract amounts less than $100,000.00 and $500.00 for contract amounts $100,000.00 or greater shall be submitted with the request. Said fee shall be by check or money order and made payable to the New York City Board of Education, Division of Financial Operations. The Chancellor's designee shall grant or deny such requests after consultation with the appropriate Division or Office, the decision is final and binding. If the Contractor in any way violates the terms of this provision, the Board shall have the right to cancel and terminate this Agreement, and the Board shall thereupon be relieved from all liability hereunder. Nothing contained herein shall be construed to affect an assignment by the Contractor for the benefit of its creditors made pursuant to the statutes of the State of New York. No right under this Agreement, or to any monies due or to become due hereunder, shall be asserted against the Board or the City in law or in equity by reason of a purported assignment of this Agreement, or any part thereof, or of any monies due or to become due hereunder, unless authorized as aforesaid. (Rev.11/27/02)

28.	Contractor's Staff

The Contractor shall employ or contract for the services of only competent workmen, consultants, independent contractors and other employees as are, or reasonably may be, necessary for the performance of the Services hereunder. The Contractor warrants that it shall be solely responsible for its employees' work, direction, safety and compensation. (6/84)

The Contractor agrees to replace immediately any employee, and not engage such employee in the performance of this Agreement, if the Contractor is notified in writing that, in the opinion of either the Chancellor, a Community Superintendent, or their designees, such employee is incompetent or otherwise impedes the performance of the services hereunder.

29.	Confidentiality of Records

All personally identifiable student and staff information obtained by or furnished to the Contractor by the Board, and all reports and studies containing such information prepared or assembled by the Contractor, are to be kept strictly confidential by the Contractor and shall not be provided or disclosed to any third party without the express written permission of the Chancellor or his designee. The Contractor shall limit access to such material in its control to those of its employees performing services pursuant to this Agreement strictly on a need to know basis. The Contractor shall restrict its use of the information to its performance under this Agreement and shall return all such material to the Board upon the completion of the services herein.

30.	Testimony

If the project which is the subject matter of this Agreement at any time becomes involved in a proceeding, to which the Board or the City is a party, before any court, board, tribunal, panel, arbitrator, referee or agency, the Contractor shall provide such knowledgeable witnesses as the Board shall require, free of additional compensation of any kind. Nothing herein shall require the Contractor to provide testimony in any proceeding in which it is a party with interests opposed to those of the Board.

31.	No Personal Liability

Neither the Chancellor, nor any board members, nor any officer, employee, agent or representative of the Board or of the City shall be personally liable, based upon any theory of law or equity, to the Contractor or to any party claiming on behalf of or through the Contractor, under this Agreement, or by reason of any individual's actions or failure to act in any way connected with this Agreement, whether or not the action shall have been within or without an individual's scope of authority. The scope of this provision includes personal injury to any personal interest (commercial or otherwise), physical injury (including death), property damages, and any pecuniary damages where such injuries or damages result from or arise out of negligence. The Contractor further waives any and all rights to make a claim or commence an action or special proceeding, in law or equity, against any of the aforementioned individuals, and the Contractor hereby assigns its complete right, title, and interest in any such claim, action, or special proceeding to the Board. (Rev. 12/12/02)

32.	Indemnification

The Contractor shall protect, indemnify and hold harmless the Board and the City from any and all claims, suits, actions, costs and damages to which the Board and the City may be subjected by reason of injury to person or property, or wrongful death, as may result of any act, omission, carelessness, malpractice or incompetence of the Contractor, or anyone employed or engaged by the Contractor, in connection with the performance of this Agreement. (12/19/02)

33.	Conflicts of Interest

A.	Except as stated in paragraph B, no non-governmental Contractor may have on its Board of Directors (or comparable body), employ or have under contract for services (1) any present full-time officer or employee of the City of New York or the Board of Education or any part-time officer or employee of the Board, or (2) any present full-time officer or employee of the City on leave from the City or the Board or any part-time officer or employee of the Board currently on leave from the Board. Generally, the Conflicts of Interest Board may grant waivers of this provision, if an employee or officer is not involved in the Contractor's business with the City or the Board. Said waivers are discretionary and must be approved prior to the commencement of services by that individual. The Board of Education’s Ethics Officer must be contacted if an officer or employee wishes to request a waiver. (Rev. 12/12/02)

B.	No Board of Education officer or employee may serve as an unpaid member of a Board of Directors (or comparable body) of a non-governmental not-for-profit Contractor without the permission of the Chancellor. To obtain this permission, the officer or employee must contact the Board of Education's Ethics Officer. All other City officers or employees may serve as unpaid members of Boards of Directors (or comparable body) of a non-governmental not-for-profit Contractor, if the officer or employee has no involvement with the Contractor’s business with the City or the Board. (Rev. 11/27/02)

C.	No officer or employee of the Board of Education, or the officer or employee's spouse/domestic partner or unemancipated child(ren) can have an ownership interest in the contractor, defined as an interest which exceeds five percent of the firm or an investment of $32,000 in cash or other form of commitment, whichever is less, and any lesser interest when the officer or employee or spouse, unemancipated child(ren), or domestic partner exercises managerial control or responsibility regarding any such firm. For Contractors with stock that is publicly traded, compliance with this subparagraph C is the obligation of Board of Education employees and officers. (1/16/03)

D.	No former officer or employee of the Board may appear before the Board on behalf of a non-governmental Contractor within one year of the former officer or employee’s termination of service with the Board. An appearance before the Board includes all communications with the Board. However, a former employee of the Board is not prohibited from serving on a non-governmental Contractor's Board of Directors (or comparable body), or from employment or contracting for services with the Contractor, provided that the former employee does not appear before the Board within one year of the termination of service with the Board.

E.	No former officer or employee of the City (including the Board) may have any involvement on behalf of a non-governmental Contractor with any aspect of a contract, including services under that contract, if that former officer or employee was involved substantially and personally with any aspect of that contract while employed by the City. Any former City employee whose duties for the City or the Board involved a contract shall contact the New York City Conflicts of lnterest Board for clarification before having any involvement with the contract on behalf of a non-governmental Contractor or any other private interest.

F.	The Contractor warrants that, other than a bona fide employee or contractor regularly working as a sales representative for the Contractor, no person, selling agency, or other entity has solicited or secured this Agreement, or has been employed or retained to do so, for a commission, percentage, brokerage fee or contingent fee.

G.	The Contractor shall not give, and warrants that it has not given or promised to give, any gift to a community school board member, school leadership team member or to any officer, employee or other person whose salary is payable in whole or part from Board or City funds, or other funds under this Agreement. The word "gift" shall include, without limitation, money, tangible goods, services, loans, promises or negotiable instruments. (2/13/01)

H.	If the Contractor violates any provision of this paragraph, the Board may, at its option(1) cancel and terminate this Agreement and be relieved of all liability hereunder; (2) deduct all amounts paid by the Contractor or other value given by the Contractor in violation of this paragraph from payments made or to be made to the Contractor under this or any other Agreement at any time; (3) require the refund of any funds paid hereunder; (4) any combination of the foregoing; or (5) any other action the Board deems necessary and appropriate as permitted by law. Any breach of the warranties or violation of the provisions of this paragraph shall be grounds to find the Contractor or its principals as not a responsible bidder on other Board or City contracts.

I.	Provider shall adhere to the Central Board of Education policy on Conflicts of Interest, the Chancellor's Regulations on Conflicts of lnterest C-110, and the New York City Charterprovisions on Conflicts of Interest which are hereby incorporated by reference as if fully attached hereto.

34.	Antitrust

The Contractor assigns to the Board its right, title and interest in and to any claim or cause of action arising under the antitrust laws of New York State or the United States relating to the goods or Services purchased or procured by the Board pursuant to this Agreement.

35.	Merger and Choice of Law

This written Agreement constitutes the entire agreement of the parties, and no other prior or contemporaneous agreement, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind any of the parties hereto, or to vary any of the terms contained herein. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to its conflict of law rules.

36.	Participation in an International Boycott

A.	The Contractor agrees that neither it nor any substantially-owned affiliated company is participating or shall participate in an international boycott in violation of the provisions of the Export Administration Act of 1979, as amended, or the regulations of the United States Department of Commerce promulgated thereunder.

B.	Upon the final determination by the Commerce Department or any other agency of the United States that the Contractor or a substantially-owned affiliated company thereof, participated, or is participating, in an international boycott in violation of the provisions of the Export Administration Act of 1979, as amended, or the regulations promulgated thereunder, the Chancellor or his designee may, at his option, render forfeit and void this contract. (1/12/89)

37.	No Discrimination

A.	The Contractor will strictly comply with all applicable Federal, State and Local laws pertaining to the subject of discrimination on any ground, as they may now read or as they may hereafter be amended.

B.	The Contractor is, and will remain, an Equal Opportunity Employer. In addition to the other requirements of this paragraph 37, the Contractor shall provide equal opportunity for all qualified persons, and shall not discriminate in employment because of race, creed, gender, color, age, sexual orientation, national origin, handicapping condition, marital status, or religion and shall promote the full realization of equal opportunity. (Rev. 9/20/88)

C.	Pursuant to the provisions of the New York State Labor Law, the Contractor agrees, in its operations performed within the State of New York:

(1)	That in the hiring of employees for the performance of work under this contract or any subcontract hereunder, neither the contractor, subcontractor, nor any person acting on behalf of such contractor or subcontractor, shall by reason of race, creed, color, sex or national origin discriminate against any citizen of the State of New York who is qualified and available to perform the work to which the employment relates;

(2)	That no contractor, subcontractor, nor any person on his behalf shall, in any manner, discriminate against or intimidate any employee hired for the performance of work under this contract on account of race, creed, color, sex or national origin;

(3)	That there may be deducted from the amount payable to the contractor by the state or municipality under this contract a penalty of five dollars for each person for each calendar day during which such person was discriminated against or intimidated by the contractor or subcontractor, or anyone acting on behalf of the contractor in violation of the provisions of the contract;

(4)	That this contract may be cancelled or terminated by the state or municipality, and all moneys due or to become due hereunder may be forfeited, for a second or any subsequent violation of the terms or conditions of this section of the contract;

(5)	The aforesaid provisions of this section covering every contract for or on behalf of the state or a municipality for the manufacture, sale or distribution of materials, equipment or supplies shall be limited to operations performed within the territorial limits of the State of New York; and

(6)	That the Board is, for purposes of this subparagraph C., a "state or municipality." (Rev. 11/25/96)

38.	Equal Employment Opportunity Requirements for Professional Contractors

A.	Definition of Terms for the Implementation of a Program of Affirmative Action.
The following terms, when used in this paragraph, shall have the meanings given for them.

(1)	"Employee": Any person employed full or part-time in any capacity by the Contractor or sub-contractor.

(2)	"Minority Groups and Affected Classes": Blacks, Hispanics (Non-European), Asian Americans, American Indians, females and individuals with handicapping conditions.

(3)	"Program of Affirmative Action": A detailed, result-oriented set of written procedures submitted by a Contractor or sub-contractor which when implemented with conscious effort results in compliance with the Equal Opportunity Policy herein, through full utilization and equal treatment of minorities, women and individuals with handicapping conditions at all levels and in all segments of the Contractor's or sub-contractor's work force. An effective Program of Affirmative Action shall include but not necessarily be limited to, the following elements:

(Rev. 9/20/88)

(a)	Development or reaffirmation of the Contractor's or sub-contractor's Equal Opportunity Policy;

(b)	Dissemination of the Policy;

(c)	Responsibility for implementation;

(d)	A survey and analysis of employment at all levels and in all categories and aspects of the Contractor's or sub-contractor's work force, which determines if and at which levels, categories, and aspects there is an underutilization of minority and female employees;

(e)	An analysis of employment policies and practices, including but not limited to seniority systems, recruitment, training, promotion, insurance and job benefits and their effects upon minorities, women and individuals with handicapping conditions;

(f)	Corrective actions taken, or to be taken, toward the elimination of any employment policy or practice having a discriminatory effect on minority group members and women; and

(g)	Description of the Contractor's efforts to engage, as sub-contractors, bona fide minority business enterprises and female enterprises.

(4)	"Goals and Timetables": Projected levels of achievement resulting from an analysis by the Contractor or sub-contractor of its deficiencies, and of what it can reasonably do to remedy them within a specified time period.

(5)	"Underutilization": Having fewer minorities, women and individuals with handicapping conditions in a particular job classification than would reasonably be expected by their availability in the appropriate labor force.

(6)	"The Office": The Office of Equal Opportunity of the Board.

B.	Required Program of Affirmative Action

(1)	The Contractor is required to identify and eliminate overt and covert discriminatory practices and implement the Program of Affirmative Action. Upon demand of the Office the Contractor shall submit to the Office a detailed written Program of Affirmative Action (hereinafter referred to as a "P.A.A."). In the event the Contractor submits a P.A.A. not acceptable to the Office, the Office will require the correction or revision of the P.A.A. to its satisfaction.

(2)	In the event the Contractor fails to submit such an acceptable P.A.A. within the time specified in the demand, the Contractor may be declared in default. The Director shall be the sole judge of the P.A.A.'s acceptability. The P.A.A. shall:

(a)	Apply to all Board of Education professional services contracts with the Contractor;

(b)	Encompass all phases of the employment process, including evaluation of job classification to ensure job relatedness, recruitment, selection, validity of examinations, retention, layoffs, seniority, assignments, training, promotion, salary and benefits;

(c)	Fulfill the following requirements:

(i)	Include measurable goals, reasonable timetables and specific programs to be implemented by the contractor to identify and eliminate deficiencies in employment practices with respect to the underutilization of members of minority groups and members of affected classes;

(ii)	Include a statement of the present utilization of minority group members and women in the Contractor's work force and a projection of the minority utilization in the Contractor's work force for the life of the Contract and for at least a one-year period succeeding its completion. This statement and projection shall include present and projected (1) rates of hiring and promotion of minority group members and women in specific job categories at each wage rate within each level of employment and according to major organizational unit, and (2) percentages of minority group and women utilization in specific job categories at each wage rate within each level of employment, and according to major organizational work force;

(iii)	Include all of the Contractor’s facilities within New York City as well as those facilities located elsewhere within the continental limits of the United States;

(iv)	Specify the union(s) or other employee organizations to which the Contractor's employees belong, and shall include commitments to good faith efforts to effect Equal Opportunity changes directly or indirectly, in programs by such unions or organizations to recruit, train, qualify or otherwise select members, if such changes are deemed necessary. The P.A.A. shall also include a copy of any agreement with an employee association which affects employment policies and practices;

(v)	Be submitted in such format as shall be specified by the Director of the Office;

(vi)	Include a commitment to submit to the Director a separate P.A.A., of the form (i) to (v) hereof, for each subcontractor prior to approval of the subcontractor by the Board of Education;

(vii)	Include a written evidence or proof which shows that minority entrepreneurs have been solicited and given an equal opportunity to submit proposals and that such proposals have been given equal consideration for award;

(viii)	Contain commitments as to goals for minority and affected classes employment and adoption of equal employment practices not less strict than the commitments contained in the Contractor's most recent P.A.A. which was approved by the Office.

C.	Compliance Inspection Report

Upon demand of the Office the Contractor shall, within the specified time, submit to the Office a Compliance Inspection Report. The completed Compliance Inspection Report must be returned to the Office within such time as is specified in the requisition for information accompanying the report form.

D.	Conferences

The Contractor shall attend such conferences as shall be required by the Office for the purpose of acquainting it with the statutory and contractual requirements and what specific measures shall constitute an acceptable P.A.A.

E.	Implementation of P.A.A.

During the Term of the Contract, the Contractor shall successfully implement the P.A.A. approved by the Office.

F.	Default

If, in the opinion of the Office, the Contractor has breached any of the requirements of paragraphs 36 or 37 hereof it may seek to have the Contractor declared in default by the Chancellor's designee as provided elsewhere herein. (Rev. 10/10/02)

For further information concerning these rules, regulations or procedures, contractors may consult with the Office of Equal Opportunity of the Board.

39.	MacBride Principles Provisions for Board of Education Contractors

ARTICLE I. MACBRIDE

PRINCIPLES PART A

In accordance with section 6-115.1 of the Administrative Code of the City of New York, the Contractor stipulates that such Contractor and any individual or legal entity in which the Contractor holds a ten percent or greater ownership interest and any individual or legal entity that holds a ten percent or greater ownership interest in the Contract either (a) have no business operations in Northern Ireland, or (b) shall take lawful steps in good faith to conduct any business operations they have in Northern Ireland in accordance with the MacBride Principles, and shall permit independent monitoring of their compliance with such principles.

PART B

For purposes of this section, the following terms shall have the following meanings:

"MacBride Principles" shall mean those principles relating to nondiscrimination in employment and freedom of workplace opportunity which require employers doing business in Northern Ireland to:

(1)	increase the representation of individuals from underrepresented religious groups in the work force, including managerial, supervisory, administrative, clerical and technical jobs;

(2)	take steps to promote adequate security for the protection of employees from underrepresented religious groups both at the workplace and while traveling to and from work;

(3)	ban provocative religious or political emblems from the workplace;

(4)	publicly advertise all job openings and make special recruitment efforts to attract applicants from underrepresented religious groups;

(5)	establish layoff, recall and termination procedures which do not in practice favor a particular religious group;

(6)	abolish all job reservations, apprenticeship restrictions and different employment criteria which discriminate on the basis of religion;

(7)	develop training programs that will prepare substantial numbers of current employees from underrepresented religious groups for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade and improve the skills of workers from underrepresented religious groups;

(8)	establish procedures to assess, identify and actively recruit employees from underrepresented religious groups with potential for further advancement; and

(9)	appoint a senior management staff member to oversee affirmative action efforts and develop a timetable to ensure their full implementation.

ARTICLE II. ENFORCEMENT OF ARTICLE I.

The Contractor agrees that the covenants and representations in Article I above are material conditions to this contract. In the event the contracting entity receives information that the Contractor who made the stipulation required by this section is in violation thereof, the contracting entity shall review such information and give the Contractor an opportunity to respond. If the contracting entity finds that a violation has occurred, the entity shall have the right to declare the Contractor in default and/or terminate this contract for cause and procure the supplies, services or work from another source in any manner the entity deems proper. In the event of such termination, the Contractor shall pay to the entity, or the entity in its sole discretion may withhold from any amounts otherwise payable to the Contractor, the difference between the contract price for the uncompleted portion of this contract and the cost to the contracting entity of completing performance of this contract either itself or by engaging another contractor or contractors. In the case of a requirements contract, the Contractor shall be liable for such difference in price for the entire amount of supplies required by the contracting entity for the uncompleted term of its contract. In the case of a construction contract, the contracting entity shall also have the right to hold the Contractor in partial or total default in accordance with the default provisions of this contract, and/or may seek debarment or suspension of the Contractor. The rights and remedies of the entity hereunder shall be in addition to, and not in lieu of, any rights and remedies the entity has pursuant to this contract or by operation of law. (8/9

40.	Set-Off Rights

The Board shall have all of its common law, equitable and statutory rights of set-off. These rights shall include, but not be limited to, the Board's option to withhold for the purposes of set-off any moneys due and owing to the Board with regard to this Agreement, any other agreement with the Board, including any agreement for a term commencing prior to the term of this Agreement, plus any amounts due and owing to the Board for any other reason. The Board shall exercise its set-off rights in accordance with normal Board practices including, in cases of set-off pursuant to an audit, the finalization of such audit by the Board, its representatives, or the State or City Comptroller. (1/95)

41.	Non-Collusive Bidding

If this Agreement was awarded by the Board based upon the submission of bids or proposals, Contractor warrants under penalty of perjury, that its bid or price quotation was arrived at independently and without collusion aimed at restricting competition. (10/92)

42.	Intentionally Left Blank (Burma Provision Deleted 9/6/01)

43.	Intentionally Left Blank (Year 2000 Compliance Required Deleted 11/27/02)

44.	Fair and Ethical Business Practices

A.	Fair and Ethical Business Practices shall be strictly adhered to during the term of this Agreement. During the term of this Agreement, Contractor shall not:

(1)	File with a government office or employee, a written instrument which intentionally contains a false statement or false information;

(2)	Intentionally falsify business records;

(3)	Give, or offer to give, money, gifts or anything of value or any other benefit to a labor official or public servant with intent to influence that labor official or public servant with respect to any of his or her official acts, duties or decisions as a labor official or public servant;

(4)	Give or offer to give, money, gifts or anything of value or any other benefit to a labor official or public servant for any reason;

(5)	Give, or offer to give, money, gifts or other benefit(s) to an official or employee of a private business with intent to induce that official or employee to engage in unethical or illegal business practices;

(6)	Knowingly participate in the criminal activities of any organized crime group, syndicate or "family," nor shall any person employed by or associated with any such organized crime "family," syndicate or group participate through criminal means in any of the business affairs of Contractor.

B.	Contractor certifies throughout the term of this Agreement, that there have been no changes in circumstances, conditions or status of Contractor's qualification(s) as reflected in Contractor Questionnaire or other such documents submitted to the Board. Any change in the information provided by Contractor in its questionnaire currently on file with the Board must be immediately reported to the Board. In addition, Contractor shall immediately notify the Board of any of the following events if it becomes known that any director, partner, officer, member or employee of Contractor, or any shareholder owning 5% of more of Contractor's membership interests:

(1)	is the subject of investigation involving any violation of criminal law or other federal, state or local law or regulation by any governmental agency; or

(2)	is arrested, indicted or named as an unindicted co-conspirator in any indictment or other accusatory instrument; or

(3)	is convicted of any felony under state or federal law and/or any misdemeanor involving a business-related crime. (10/8/98)

45.	Indemnification Language

The Contractor shall defend, indemnify and hold the Department and the City harmless from and against any and all claims, suits, damages, judgments, liabilities, costs, and expenses, including reasonable attorneys' fees, to which they may be subject because of or related to any claim that the Copyrightable Materials or their use constitutes an infringement by the Contractor or a violation by the Contractor of the copyright, patent, trademark, or any other property or personal right of any third party. For the purposes of this provision, "Copyrightable Materials" shall include any reports, documents, data, photographs, software, and/or other materials provided pursuant to this agreement, regardless of whether the copyright in such materials is or shall be owned by the Department, the Contractor, or third parties. This indemnification shall survive the termination or expiration of this Agreement. This indemnification provision shall not be limited in any way by the Contractor's obligations to obtain insurance as provided under this Agreement. Furthermore, Contractor shall defend and settle at its sole expense all suits or proceedings brought against Contractor arising out of the foregoing. However, in cases involving software, no such settlement shall be made that prevents the Department from continuing to use the software without the Department's prior written consent, which consent shall not be withheld unreasonably. 1/15/03

SUPPLEMENTAL TERMS AND CONDITIONS

1. SUBCONTRACTING RESTRICTIONS

A. The Contractor shall not enter into any subcontract for the performance of its obligations, in whole or in part, under this Agreement without the prior approval by the Board of the subcontractor. All subcontracts must be in writing.

B. Prior to entering into any such subcontract for an amount greater than Five Thousand Dollars ($5,000), the Contractor shall submit a written request for the approval of the proposed subcontractor to the Board giving the name and address of the proposed subcontractor and the portion of the services that it is to perform and furnish. At the request of the Board, a copy of the proposed subcontract shall be submitted to the Board. The proposed subcontractor's VENDEX Questionnaire must be submitted, if required, within thirty (30) Days after the Board has granted preliminary approval of the proposed subcontractor. Upon the request of the Board, the Contractor shall provide any other information demonstrating that the proposed subcontractor has the necessary facilities, skill, integrity, past experience and financial resources to perform the specified services in accordance with the terms and conditions of this Agreement. The Board shall make a final determination in writing approving or disapproving the subcontractor after receiving all requested information. For proposed subcontracts that do not exceed Twenty-five Thousand Dollars ($25,000), the Board's approval shall be deemed granted if the Board does not issue a written approval or disapproval within forty-five (45) Days of the Board's receipt of the written request for approval or, if applicable, within forty-five (45) Days of the Board's acknowledged receipt of fully completed VENDEX Questionnaires for the subcontractor.

C. All subcontracts shall contain provisions specifying that:

I. The work performed by the subcontractor must be in accordance with the terms of the agreement between the Board and the Contractor;

2. Nothing contained in the agreement between the Contractor and the subcontractor shall impair the rights of the Board;

3. Nothing contained in the agreement between the Contractor and the subcontractor, or under the agreement between the Board and the Contractor, shall create any contractual relation between the subcontractor and the Board;

4. The subcontractor specifically agrees to be bound by provisions in this Agreement regarding Non-Discrimination, Equal Employment Opportunity Requirements, Confidentiality, and Cooperation with Audits and Investigations and specifically agrees that the Board may enforce such provisions directly against the subcontractor as if the Board were a party to the subcontract;

5. The specific consideration for the Subcontractor's services, including any monetary exchange between the parties and the basis upon which payment will be made; and

6. That the Subcontractor may not enter into second-tier subcontracting contracts for performance of services for the Board without the prior written approval of the Board, and any such subcontracts must contain all of the provisions set forth herein. The Contractor remains responsible for submission and approval of any second-tier subcontracts.

D.	The Contractor agrees that it is as fully responsible to the Board for the acts and omissions of its subcontractors and of persons either directly or indirectly employed by such subcontractors as it is for the acts and omissions of any person directly employed by it.

E.	For determining the value of a subcontract, all subcontracts with the same subcontractor shall be aggregated.

F.	The Board may revoke the approval of a subcontractor granted or deemed granted pursuant to Paragraphs (A) and (B) of this section if revocation is deemed to be in the interest of the Board in writing on no less than ten (10) days’ notice unless a shorter period is warranted by considerations of health, safety, integrity issues or other similar factors. Upon the effective date of such revocation, the Contractor shall cause the subcontractor to cease all work under the Agreement.

The Board shall not incur any further obligation for services performed by such subcontractor pursuant to this Agreement beyond the effective date of the revocation. The Board shall pay for services provided by the subcontractor in accordance with this Agreement prior to the effective date of revocation.

G.	The Board's approval of a subcontractor shall not relieve the Contractor of any of its responsibilities, duties and liabilities under this Agreement. At the request of the Board, the Contractor shall provide the Board a copy of any subcontract.

H.	Individual employer-employee contracts are not subcontracts subject to the requirements of this Section.

I.	Payments made under the terms of any subcontract for services under this Agreement must be supported with documentation that includes dated invoices and work performed.

2. TERMINATION FOR CAUSE

A. If the Contractor violates any provision of this Agreement, the Chancellor or his designee may pursue any legal or equitable remedies available to the Board. In addition, the Board may seek to have the Contractor declared in default by the Executive Director of the Division of Contracts and Purchasing or his/her designee (hereafter, the "Director") . Before the Director shall exercise the right to declare the Contractor in default, the Contractor shall be given an opportunity to be heard upon not less than two (2) days notice; however, it shall be within the discretion of the Director to suspend the Contractor and direct that it cease performing services pursuant to the Agreement pending such opportunity to be heard. It shall also be within the discretion of the Director to provide for such opportunity to be heard to be in writing or in person. In the event that the Director shall determine the Contractor to be in default, the Board may cancel this Agreement and shall thereafter be relieved of all liability hereunder. Notwithstanding the foregoing, the Board may terminate this Agreement immediately without notice in cases in which the Board has reason to believe that the Contractor is performing in a manner which would endanger the health, safety and/or welfare of pupils and/or their families. In such case, the Board shall administer the opportunity to be heard in a post-termination manner. Upon a finding of default, the default determination shall be submitted to the New York City Mayor's Office of Contract Services for inclusion in the VENDEX database.

APPENDIX B

PROVIDER AGREEMENT

BETWEEN THE NEW YORK STATE DEPARTMENT OF HEALTH AND

THE SERVICE PROVIDERS UNDER CONTRACT WITH THE SCHOOL DISTRICT WHICH IS ENROLLED IN THE NEW YORK STATE MEDICAID

SCHOOL SUPPORTIVE HEALTH SERVICES PROGRAM (SSHSP)

Based upon a request by the school district to participate in the New York State Medicaid SSHSP Program under Title XIX of the Social Security Act,

Interactive Therapy Group

 (Organization/Contracted Provider's Name)

will hereinafter be called the (outside contracted) Provider, agrees as follows to:

A)

1)	Keep any record necessary to disclose the extent of services the Provider furnishes to recipients receiving assistance under the New York State Plan for Medicaid Assistance.

2)	On request, furnish the New York State Department of Health, or its designee and the Secretary of the United States Department of Health and Human Services, and the New York State Medicaid Fraud Control Unit any information maintained under paragraph (A)(1), and any information regarding any Medicaid claims reassigned by the Provider.

3)	Comply with the disclosure requirements specified in 42 CFR Part 455, Subpart B.

B)	Comply with Title VI of the Civil Rights Act of 1964, Section 504 of the Federal Rehabilitation Act of 1973, and all other State and Federal statutory and constitutional non-discrimination provisions which prohibit discrimination on the basis of race, color, national origin, handicap, age, sex, religion and/or marital status.

C)	Abide by all applicable Federal and State laws and regulations, including the Social Security Act, the New York State Social ServicesLaw, Part 42 of the Code of Federal Regulations and Title 18 of the Codes, Rules and Regulations of the State of New York.

/s/ Jared Bauer

(Outside Contract) Provider's Authorized Signature:
Address: 19 W. 21st Street, Suite 701
City: New York State: NY
Zip: 10010
Telephone: 646-230-8190 Date Signed: 06/27/12
Please list the School District(s) under contract with on the back of this form.
NYC DOE

STATEMENT OF REASSIGNMENT

Interactive Therapy Group

 Name of the Outside Contracted Provider

By this reassignment, the above-named outside contracted provider of services agrees:

1. to reassign all Medicaid reimbursements to your school district that you contracted with for providing medical services billed under the School Supportive Health Services Program (SSHSP),

2. to accept as payment in full the contracted reimbursement rates for covered services,

3. to comply with all the rules and policies as described in your contract with the school district, and

4. to agree not to bill Medicaid directly for any services that the school district will bill for under the SSHSP program.

NOTE: Nothing in this "Agreement of Reassignment" would prohibit a Medicaid practitioner from claiming reimbursement for Medicaid eligible services rendered outside of the scope of the School Supportive Health Services Program (SSHSP)

(Date) 06/27/12

/s/ Jared Bauer

(Outside Contract Service Provider’s Signature)

NYC DOE

School District (under contract with): List additional ones on back of this form.)